Exhibit 10.55

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of September 14, 2012,

among

SHENANDOAH TELECOMMUNICATIONS COMPANY,

as Borrower,

each of the

GUARANTORS

referred to herein,

COBANK, ACB,

as Administrative Agent, Lead Arranger, Bookrunner, and a Lender,

and

the other Lenders referred to herein

SECTION 1	AMOUNTS AND TERMS OF FACILITIES		2
	1.1	Facilities	2
	1.2	Interest	4
	1.3	Notice of Borrowing, Conversion or Continuation of Loans	9
	1.4	Fees and Expenses	9
	1.5	Payments	11
	1.6	Repayments of Loans; Reduction of the Revolver Loan Commitment	12
	1.7	Voluntary Prepayments and Other Mandatory Repayments	13
	1.8	Application of Prepayments and Repayments; Payment of Breakage Fees, Etc	15
	1.9	Loan Accounts	15
	1.10	Changes in LIBOR Rate Availability	16
	1.11	Capital Adequacy and Other Adjustments	16
	1.12	Optional Prepayment/Replacement of Lender in Respect of Increased Costs or Defaulted Lenders	18
	1.13	Taxes	19
	1.14	Term of this Agreement	23
	1.15	Defaulting Lenders	23

SECTION 2	AFFIRMATIVE COVENANTS		24
	2.1	Compliance With Laws	24
	2.2	Maintenance of Books and Records; Properties; Insurance	25
	2.3	Inspection	26
	2.4	Legal Existence, Etc	26
	2.5	Use of Proceeds	26
	2.6	Notices; Further Assurances	27
	2.7	CoBank Equities	28
	2.8	Collateral Assignments of Material Contracts	29
	2.9	Investment Company Act	29
	2.10	Payment of Obligations	29
	2.11	Environmental Laws	29
	2.12	Creation or Acquisition of Subsidiaries	30
	2.13	Interest Rate Protection	31
	2.14	ERISA	31

SECTION 3	NEGATIVE COVENANTS		32
	3.1	Indebtedness	32
	3.2	Liens and Related Matters	33
	3.3	Investments	34
	3.4	Contingent Obligations	34
	3.5	Restricted Junior Payments	35
	3.6	Restriction on Fundamental Changes	36
	3.7	Disposal of Assets or Subsidiary Stock	36

(Continued)

(Continued)

(Continued)

SCHEDULES

Schedule 1.1	Commitments
Schedule 3.3(C)	Existing Investments
Schedule 3.8	Transactions with Affiliates
Schedule 5.3(A)	Jurisdiction of Organization and Powers
Schedule 5.3(C)	Qualification to Transact Business
Schedule 5.4(A)	Compliance with Governmental Approvals
Schedule 5.13(A)	License Information
Schedule 5.19	Subsidiaries
Schedule 8.1(D)	Voting Participants

EXHIBITS

Exhibit 1.3	Form of Notice of Borrowing/Conversion/Continuation
Exhibit 1.13(A)	Form of U.S. Tax Compliance Certificate (Foreign Lenders Not a Partnership)
Exhibit 1.13(B)	Form of U.S. Tax Compliance Certificate (Foreign Participants Not a Partnership)
Exhibit 1.13(C)	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships
Exhibit 1.13(D)	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnership)
Exhibit 2.12	Form of Joinder Agreement
Exhibit 4.6(C)	Form of Compliance Certificate
Exhibit 4.6(D)	Form of Annual Officer’s Certificate
Exhibit 10.1(A)	Form of Assignment and Assumption
Exhibit 10.1(B)	Form of Revolver Note
Exhibit 10.1(C)	Form of Term Loan A Note
Exhibit 10.1(D)	Form of Fixed Term Loan Note

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of September 14, 2012, among SHENANDOAH TELECOMMUNICATIONS COMPANY, a Virginia corporation (“Borrower”), each Subsidiary of Borrower which is or hereafter becomes a guarantor of the Secured Obligations (individually, a “Guarantor” and, collectively, the “Guarantors”; and together with Borrower, individually a “Loan Party” and, collectively, the “Loan Parties”), COBANK, ACB (individually, “CoBank”), as Administrative Agent, Lead Arranger, Bookrunner, and a Lender, and the other Lenders.  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in Subsection 10.1.

R E C I T A L S:

WHEREAS, Borrower, Administrative Agent and certain lenders party therto from time to time previously entered into a Credit Agreement, dated as of July 30, 2010 (as amended, restated, supplemented or otherwise modified, the “Existing Credit Agreement”), pursuant to which such lenders extended certain financial accommodations to Borrower consisting of a term loan A facility (the “Existing Term Loan A Facility”) and a revolver facility (the “Existing Revolver Facility”), the proceeds of which were for working capital, to finance capital expenditures, to finance the JetBroadband Acquisition (as defined in the Existing Credit Agreement), and other lawful corporate purposes of the Borrower and its Subsidiaries;

WHEREAS, the outstanding principal balance of the Existing Term Loan A Facility and the Existing Revolver Facility as of the date hereof are approximately $166,075,000 and $0, respectively, and such existing Loans shall be refinanced by the Term Loan A under this Agreement;

WHEREAS, on June 22, 2001, CoBank lent to Borrower a term loan in the original principal amount of $45,965,689.85; CoBank and Borrower entered into that certain letter agreement, dated as of May 10, 2001, pursuant to which the interest rate on $23,000,000 of the outstanding principal amount of such term loan was fixed until August 20, 2013; as of the Closing Date of the Existing Credit Agreement, the outstanding principal amount of the portion of such term loan subject to such fixed rate of interest was $7,957,578.88; the outstanding principal amount of the portion of such term loan subject to such fixed rate of interest was integrated into the Existing Credit Agreement (the “Fixed Term Loan Facility”);

WHEREAS, the outstanding principal balance of the Fixed Term Loan as of the date hereof is $2,780,781.07 and such Loan shall remain outstanding under this Agreement;

WHEREAS, Borrower, Administrative Agent and CoBank, in its capacity as the sole Lender under the Fixed Term Loan Facility, have agreed to amend and restate the Existing Credit Agreement as described herein; and

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

WHEREAS, each Loan Party secured all of the Secured Obligations under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) by granting to Administrative Agent, for the benefit of the Secured Parties, a first priority Security Interest in and Lien upon all or substantially all of its respective then owned or thereafter acquired personal and real property (subject to the exceptions set forth in the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement)) and the Secured Obligations under this Agreement and the other Loan Documents continue to be secured by virtue of such grant.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree, to amend and restate the Existing Credit Agreement in its entirety, as follows:

SECTION 1
AMOUNTS AND TERMS OF FACILITIES

1.1           Facilities.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Loan Parties and their respective Subsidiaries contained herein and in the other Loan Documents:

(A)           Revolver Facility.  Each Lender, severally and not jointly, agrees to lend to Borrower, from time to time during the period commencing on the date all conditions precedent set forth in Subsections 7.1 and 7.2 are satisfied or waived as provided herein and ending on the Business Day immediately preceding the Revolver Expiration Date, its Pro Rata Share of each Revolver Loan; provided that, (i) no Lender shall be required at any time to lend more than its respective Pro Rata Share of the Revolver Loan Commitment; and (ii) at any one time the aggregate principal amount of the Revolver Loans outstanding may not exceed the Revolver Loan Commitment.  Within the limits of and subject to the Available Revolver Loan Commitment, this Subsection 1.1(A) and Subsections 1.6, 1.7 and 1.8, amounts borrowed under this Subsection 1.1(A) may be repaid or prepaid and, at any time up to and including the Business Day immediately preceding the Revolver Expiration Date, reborrowed.  Upon satisfaction of the conditions precedent set forth in the definition of Revolver Increase, the Revolver Loan Commitment may be increased by up to the Maximum Incremental Amount and the principal amount of any such Revolver Increase shall not be less than $20,000,000.  Administrative Agent shall select one or more Lenders (including any Person not previously a Lender hereunder who executes and delivers a joinder agreement executed by Borrower, Administrative Agent, and such Lender, in form and substance reasonably acceptable to each of them), which Lenders are reasonably acceptable to Administrative Agent and to Borrower, to participate in any Revolver Increase.  Lenders shall have no obligation and no right to participate in any Revolver Increase.

(B)           Term Loan Facilities.

(i)             Term Loan A Facility.  Each Term Loan A Lender, severally and not jointly, agrees to lend to Borrower, in a single advance on the Amendment Date, its Pro Rata Share of the Term Loan A; provided all conditions precedent set forth in Subsections 7.1 and 7.2 are satisfied or waived as provided herein.  Amounts of the Term Loan A that are repaid or prepaid may not be reborrowed.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(ii)           Fixed Term Loan Facility.  CoBank has lent to Borrower the Fixed Term Loan.  Amounts of the Fixed Term Loan that are repaid or prepaid may not be reborrowed.

(C)           Incremental Term Loan Facilities.  Borrower and any one or more Lenders (including any Person not previously a Lender hereunder who executes and delivers a joinder agreement executed by Borrower, Administrative Agent, and such Lender, in form and substance reasonably acceptable to each of them), which Lenders are reasonably acceptable to Administrative Agent and to Borrower, may agree, from time to time, upon at least 10 days’ prior notice to Administrative Agent, that such Lenders shall make one or more additional term loan facilities available to Borrower under this Subsection 1.1(C) (each, an “Incremental Term Loan Facility” and collectively, the “Incremental Term Loan Facilities”; each commitment thereunder an “Incremental Term Loan Commitment” and collectively, the “Incremental Term Loan Commitments”; and the loans thereunder, each, an “Incremental Term Loan” and collectively, the “Incremental Term Loans”).  Any Incremental Term Loan Facility shall be documented by an amendment or supplement to this Agreement (or restatement hereof) signed by Borrower and Lenders providing such Incremental Term Loan Commitments.  Notwithstanding the foregoing: (i) the aggregate principal amount of all Incremental Term Loan Commitments shall not exceed the Maximum Incremental Amount and the principal amount of each Incremental Term Loan shall not be less than $20,000,000; (ii) the maturity date of any Incremental Term Loan Facility shall be no earlier than the Term Loan A Maturity Date; (iii) the weighted average life of any Incremental Term Loan Facility shall be equal to or greater than the remaining weighted average life of the Term Loan A Facility, determined as of the initial funding date for such Incremental Term Loan Facility; (iv) to the extent that the applicable interest rate margins for any Incremental Term Loan Facility exceed by more than 0.25% the applicable interest rate margins for the Term Loan A Facility, determined as of the initial funding date for such Incremental Term Loan Facility, the applicable interest rate margins for the Term Loan A Facility shall be increased so that the interest rate margins on such Incremental Term Loan Facility and the Term Loan A Facility are equal (the “Margin Increase”) and the Quoted Rate shall be increased by an amount equal to the Margin Increase for all outstanding Quoted Rate Loans; (v) the original issue discount or the upfront fees applicable to any Incremental Term Loan Facility shall not be more than 1.0%; (vi) any covenant or Event of Default applicable to the Incremental Term Loan Facility that is more restrictive than the equivalent covenant or Event of Default set forth in this Agreement shall be deemed to be applicable to the Loans hereunder; and (vii) no Default or Event of Default shall have occurred and be continuing or result after giving effect to any Incremental Term Loan Facility and the borrowings contemplated thereunder, and the Loan Parties shall be in pro forma compliance with the financial covenants contained in Section 4.  Lenders shall have no obligation, and shall have no right, to participate in any Incremental Term Loan Facility.  Any new Lender providing an Incremental Term Loan Commitment shall for all purposes be a Lender party to the loan documentation and shall have all rights and obligations of a Lender.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(D)           Notes.  Upon any Lender’s request, Borrower shall execute and deliver to such Lender a Revolver Note, a Term Loan A Note, and a Fixed Term Loan Note, as applicable, each dated the Amendment Date, or, if later, the date of such request, in the principal amount of such Lender’s Pro Rata Share of the Revolver Loan Commitment, the Term Loan A and the Fixed Term Loan, as applicable.  Upon the request of any applicable Lender, Borrower shall execute and deliver to such Lender a separate note for each applicable Incremental Term Loan Facility, each dated the closing date of such Incremental Term Loan Facility, or, if later, the date of such request, in the principal amount of such Lender’s Pro Rata Share of such Incremental Term Loan Commitment or Incremental Term Loan, as applicable.

(E)           Advances.  Loans will be made available by wire transfer of immediately available funds.  Wire transfers will be made to such account or accounts as may be authorized by Borrower.  Advances under the Term Loan A are only available on the Amendment Date.

1.2           Interest.

(A)           Interest Options.  From the date each Loan is made, based upon the election of Borrower, at such time and from time to time thereafter (as provided in Subsection 1.3 and subject to the conditions set forth in such Subsection and Subsection 1.2(G)), each such Loan shall accrue interest as follows:

(i)             for any Loan, as a Base Rate Loan, at the sum of the Base Rate plus the Base Rate Margin applicable to such Loan from time to time as provided in Subsection 1.2(B);

(ii)            for any Loan, as a LIBOR Loan, for the applicable LIBOR Interest Period, at the sum of LIBOR plus the LIBOR Margin applicable to such Loan from time to time as provided in Subsection 1.2(B); or

(iii)           for the Term Loan A only, so long as CoBank is the only Lender (but regardless of whether any of Term Loan A is held by one or more Voting Participants) holding any of the Term Loan A, as a Quoted Rate Loan, at a fixed annual interest rate (the “Quoted Rate”) to be quoted by CoBank in its sole and absolute discretion.  Under this option, this interest rate may be fixed for periods ranging from 365 days to the Term Loan A Maturity Date (each such period, a “Quoted Rate Interest Period”); provided however, upon the irrevocable written request of Borrower made on or before 11:00 am (Colorado time) on the Amendment Date in the sole discretion of CoBank, a Quoted Rate Interest Period may be fixed on the Amendment Date for a period ranging up to but not exceeding 31 days; provided however further, in any case, that a Quoted Rate Interest Period may only expire on a Business Day;

provided, that through and including the date on which Borrower repays or pays any portion of the Fixed Term Loan other than in the amounts and on the dates provided in Subsection 1.6(A)(iii)(regardless of the source of such repayment or prepayment and whether voluntary, mandatory, by acceleration or otherwise) (the “Fixed Term Loan Termination Date”), the Fixed Term Loan shall accrue interest at a fixed annual interest rate equal to 7.370% (the “Fixed Interest Rate”).  Except as otherwise provided in Subsections 1.2(E) and 6.6, interest on all other Obligations not paid when due will accrue at the Base Rate plus 2.000% per annum plus the highest Base Rate Margin for Term Loans provided in Subsection 1.2(B).

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

Notwithstanding the foregoing, any Incremental Term Loan shall accrue interest as provided in the amendment or supplement to this Agreement evidencing the applicable Incremental Term Loan Facility.

(B)           Applicable Margins.  From the Amendment Date, continuing through the day immediately preceding the first Adjustment Date after September 30, 2012, the applicable Base Rate Margin, LIBOR Margin, and Commitment Fee Margin shall be the applicable per annum percentage set forth in the pricing table below opposite the applicable Total Leverage Ratio of Borrower, determined on a consolidated, Pro forma Basis on the Amendment Date for Borrower and its Subsidiaries. Thereafter, the applicable Base Rate Margin, LIBOR Margin, and Commitment Fee Margin shall be for each Calculation Period the applicable per annum percentage set forth in the pricing table below opposite the applicable Total Leverage Ratio of Borrower, determined on a consolidated basis for Borrower and its Subsidiaries; provided, that, in the event that (i) Administrative Agent shall not receive the financial statements, Compliance Certificate, and Annual Officer’s Certificate required pursuant to Subsections 4.6(A), 4.6(B), 4.6(C), and 4.6(D) when due, or (ii) an Event of Default occurs and Administrative Agent or Requisite Lenders so elect, then from such due date or dates and until the fifth Business Day following Administrative Agent’s receipt of such overdue financial statements, Compliance Certificate and Annual Officer’s Certificate or for so long as any Event of Default continues, as applicable (and in the event a decrease in the applicable margin is then warranted, receipt of Borrower’s written request to decrease such margin), the Base Rate Margin, the LIBOR Margin and the Commitment Fee Margin shall be increased as provided in Subsection 1.2(E); provided, further, that effective upon the closing of any Acquisition that will increase the Total Leverage Ratio on a Pro forma Basis, the Base Rate Margin, LIBOR Margin and Commitment Fee Margin will immediately adjust to reflect such higher ratio.

PRICING TABLE

Level	Total Leverage Ratio	Base Rate Margin for Term Loans	LIBOR Margin for Term Loans	Base Rate Margin for Revolver Loans	LIBOR Margin for Revolver Loans	Commitment Fee Margin
I	≥ 2.50x	2.00%	3.000%	1.750%	2.750%	0.375%
II	≥ 2.00x and < 2.50x	1.750%	2.750%	1.500%	2.500%	0.375%
III	≥ 1.50x and < 2.00x	1.500%	2.500%	1.250%	2.250%	0.250%
IV	< 1.50x	1.250%	2.250%	1.000%	2.000%	0.250%

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

If, as a result of any restatement of or other adjustment to any financial statements referred to above or for any other reason, Administrative Agent determines that (i) the Total Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in different pricing for any period, then (1) if the proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Administrative Agent, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (2) if the proper calculation of the Total Leverage Ratio would have resulted in lower pricing for such period, Administrative Agent and Lenders shall have no obligation to repay any interest to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (1) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods.

(C)           Interest Periods.

(i)            LIBOR Interest Periods.  Each LIBOR Loan may be obtained for a one (1), two (2), three (3), or six (6) month period or, if available to all Lenders under the applicable facility, nine (9) or 12 month period (each such period being a “LIBOR Interest Period”).  With respect to all LIBOR Loans:

(1)           the LIBOR Interest Period will commence on the date that the LIBOR Loan is made or the date on which any portion of any Base Rate Loan is converted into a LIBOR Loan, or, in the case of immediately successive LIBOR Interest Periods, each successive LIBOR Interest Period shall commence on the day on which the immediately preceding LIBOR Interest Period expires;

(2)           if the LIBOR Interest Period would otherwise expire on a day that is not a Business Day, then it will expire on the next Business Day; provided, that if any LIBOR Interest Period would otherwise expire on a day that is not a Business Day and such day is a day of the calendar month after which no further Business Day occurs in such month, such LIBOR Interest Period shall expire on the Business Day next preceding such day;

(3)           any LIBOR Interest Period that begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the last calendar month in such LIBOR Interest Period shall end on the last Business Day of the last calendar month in such LIBOR Interest Period;

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(4)           no LIBOR Interest Period shall be selected under any Term Loan Facility if, in order to make scheduled repayments of such Term Loan required pursuant to Subsection 1.6(A)(ii) or (iv), repayment of all or any portion of the LIBOR Loan prior to the expiration of such LIBOR Interest Period would be necessary; and

(5)           no LIBOR Interest Period shall be selected under the Revolver Facility that extends beyond the date set forth in clause (B) of the definition of Revolver Expiration Date, and no LIBOR Interest Period shall be selected under any Term Loan Facility that extends beyond the date set forth in clause (B) of the definition of applicable Term Loan Maturity Date.

(D)           Calculation and Payment.  Interest on Base Rate Loans shall be calculated on the basis of a 365-6-day year for the actual number of days elapsed.  Interest on all other Loans and Obligations, including amounts due under Subsection 1.4, shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding or conversion of a LIBOR Loan, Quoted Rate Loan or the Fixed Term Loan while subject to the Fixed Interest Rate to a Base Rate Loan and the first day of a LIBOR Interest Period or a Quoted Rate Interest Period shall be included in the calculation of interest.  The date of payment (as determined in Subsection 1.5) of any Loan and the last day of a LIBOR Interest Period, a Quoted Rate Interest Period or the Fixed Term Loan Termination Date shall be excluded from the calculation of interest; provided, if a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

The Fixed Interest Rate accruing on the Fixed Term Loan is payable monthly in arrears on each of the following dates or events: (i) the 20th day of the following calendar month; (ii) the Fixed Term Loan Termination Date; and (iii) the Fixed Term Loan Maturity Date, whether by acceleration or otherwise, with respect to the principal to be repaid.  Interest accruing on Base Rate Loans is payable in arrears on each of the following dates or events: (i) the last day of each calendar quarter; (ii) the prepayment of such Loan (or portion thereof), to the extent accrued on the principal prepaid; and (iii) the applicable Term Loan Maturity Date or the Revolver Expiration Date, as the case may be, whether by acceleration or otherwise, with respect to the principal to be repaid.  Interest accruing on each LIBOR Loan is payable in arrears on each of the following dates or events: (1) the last day of each applicable LIBOR Interest Period; (2) if the LIBOR Interest Period is longer than three (3) months, on each three-month anniversary of the commencement date of such LIBOR Interest Period; (3) the prepayment of such Loan (or portion thereof), to the extent accrued on the principal prepaid; and (4) the applicable Term Loan Maturity Date or the Revolver Expiration Date, as the case may be, whether by acceleration or otherwise, with respect to the principal to be repaid.  Interest accruing on each Quoted Rate Loan is payable in arrears on each of the following dates or events: (1) the last day of each calendar quarter; (2) the last day of each applicable Quoted Rate Interest Period; (3) the prepayment of such Loan (or portion thereof), to the extent accrued on the principal prepaid; and (4) the Term Loan A Maturity Date, whether by acceleration or otherwise, with respect to the principal to be repaid.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(E)           Default Rate of Interest.  In the event that (i) Administrative Agent shall not receive the financial statements, Compliance Certificate, and Annual Officer’s Certificate required pursuant to Subsections 4.6(A), 4.6(B), 4.6(C), and 4.6(D) when due, or (ii) an Event of Default occurs and Administrative Agent or Requisite Lenders so elect, then from such due date or dates and until the fifth Business Day following Administrative Agent’s receipt of the same or for so long as any Event of Default continues, as applicable, all Loans and other Obligations shall bear interest at rates that are 2.000% in excess of the highest applicable margin (Level I) set forth in Subsection 1.2(B), the Quoted Rate or the Fixed Interest Rate, as applicable.  Interest accruing pursuant to this Subsection 1.2(E) is payable on demand.

(F)           Excess Interest.  Notwithstanding anything to the contrary set forth herein, the aggregate interest, fees and other amounts required to be paid by Borrower to Lenders or any Lender hereunder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lenders or any Lender for the use or the forbearance of the Indebtedness or Obligations evidenced hereby exceed the maximum permissible amount that Lenders or any Lender may receive, in the aggregate, for such interest, fees and other amounts under Applicable Law.  If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve exceeding the limit of such validity prescribed by Applicable Law then the obligation to be fulfilled shall automatically be reduced to the limit of such validity and if under or from any circumstances whatsoever Lenders or any Lender should ever receive as interest any amount which would exceed the highest lawful rate permitted by Applicable Law, the amount of such interest that is excessive shall be applied to the reduction of the principal balance of the Obligations evidenced hereby and not to the payment of interest.  Additionally, should the method used for calculating interest on Loans (other than Base Rate Loans) and Obligations (i.e., using a 360-day year) be unlawful, such calculation method shall be automatically changed to a 365-6-day year or such other lawful calculation method as is reasonably acceptable to Administrative Agent.  This provision shall control every other provision of this Agreement and all provisions of every other Loan Document.

(G)           Selection, Conversion or Continuation of Loans; LIBOR and Quoted Rate Availability.  Provided that no Event of Default has occurred and is then continuing, Borrower shall have the option to (i) select all or any part of a new borrowing to be a Base Rate Loan, a LIBOR Loan or, only under the Term Loan A Facility, a Quoted Rate Loan, in the case of a Base Rate Loan in a principal amount equal to at least $100,000, in the case of a LIBOR Loan in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof, or, only under the Term Loan A Facility, a Quoted Rate Loan in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof, (ii) convert at any time all or any portion of a Base Rate Loan in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into a LIBOR Loan or, only under the Term Loan A Facility, in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into a Quoted Rate Loan, (iii) upon the expiration of its Interest Period, convert all or any part of any LIBOR Loan or, only under the Term Loan A Facility, a Quoted Rate Loan into a Base Rate Loan, and (iv) upon the expiration of its Interest Period, continue any LIBOR Loan or, only under the Term Loan A Facility, a Quoted Rate Loan into one or more LIBOR Loans in a principal amount of $1,000,000 or any whole multiple of $500,000 in excess thereof or, only under the Term Loan A Facility, one or more Quoted Rate Loans in a principal amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, for such new Interest Period(s) as selected by Borrower. Each LIBOR Loan shall be made under any one of the Revolver Facility, the Fixed Term Loan Facility after the Fixed Term Loan Termination Date, or any other Term Loan Facility.  LIBOR Loans fixed on the same date for the same Interest Period but under separate Facilities shall be considered two separate LIBOR Loans.  During any period in which any Event of Default is continuing, as the LIBOR Interest Periods for LIBOR Loans then in effect expire and as the Quoted Rate Interest Periods for Quoted Rate Loans then in effect expire, such Loans shall be converted into a Base Rate Loan and the LIBOR option and Quoted Rate option will not be available to Borrower until all Events of Default are cured or waived. In the event Borrower fails to elect a LIBOR Loan or, only under the Term Loan A Facility, a Quoted Rate Loan upon any advance hereunder or upon the termination of any LIBOR Interest Period or Quoted Rate Interest Period, Borrower shall be deemed to have elected to have such amount constitute a Base Rate Loan.  The sum of the outstanding LIBOR and Quoted Rate Loans under the Facilities shall not exceed six (6) in the aggregate any one time.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

1.3           Notice of Borrowing, Conversion or Continuation of Loans.  Whenever Borrower desires to request a Revolver Loan or the Term Loan A pursuant to Subsection 1.1(A) or (B)(i), respectively, or to convert or continue Loans pursuant to Subsection 1.2(G), Borrower shall give Administrative Agent irrevocable prior notice in the form attached hereto as Exhibit 1.3 (a “Notice of Borrowing/Conversion/Continuation”) by facsimile, e-mail or other method of delivery of notice permitted pursuant to Subsection 9.3 (A) if requesting a borrowing of, conversion to or continuation of a Base Rate Loan (or any portion thereof), not later than 11:00 a.m. (Denver, Colorado time) one (1) Business Day before the proposed borrowing, conversion or continuation is to be effective or, (B) if requesting a borrowing of, conversion to or continuation of a LIBOR Loan or, Quoted Rate Loan, not later than 11:00 a.m. (Denver, Colorado time) three (3) Business Days before the proposed borrowing, conversion or continuation is to be effective.  Each Notice of Borrowing/Conversion/Continuation shall specify (i) the Loan (or portion thereof) to be advanced, converted or continued and, with respect to any LIBOR or Quoted Rate Loan to be converted or continued, the last day of the current Interest Period therefor, (ii) the effective date of such borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of such Loan to be borrowed, converted or continued, (iv) the Interest Period to be applicable to any new LIBOR Loan or Quoted Rate Loan, and (v) the Facility under which such borrowing, conversion or continuation is to be made.  Administrative Agent shall give each Lender prompt notice by facsimile, e-mail or other method of delivery of notice permitted by Subsection 9.3 of any Notice of Borrowing/Conversion/Continuation given by Borrower.

1.4           Fees and Expenses.

(A)           Unused Commitment Fees.  From the Amendment Date, Borrower shall be obligated to pay Administrative Agent, for the benefit of all Revolver Lenders that are not Defaulting Lenders (based upon their respective Pro Rata Shares of the Revolver Loan Commitment), a fee (the “Revolver Commitment Fee”) in an amount equal to (i) the Revolver Loan Commitment less the average daily outstanding balance of Revolver Loans during the preceding calendar quarter multiplied by (ii) the applicable Commitment Fee Margin as provided in Subsection 1.2(B), calculated on the basis of a 360-day year for the actual number of days elapsed.  Such fees are to be paid quarterly in arrears on the last day of each calendar quarter for such calendar quarter (or portion thereof), with the final such payment due on the Revolver Expiration Date.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(B)           Certain Other Fees.  Borrower shall be obligated to pay to CoBank, individually, fees in the amounts and at the times specified in the letter agreement dated June 5, 2012, between Borrower and CoBank.

(C)           Breakage Fee.  Upon any repayment or payment of (i) a LIBOR Loan on any day that is not the last day of the LIBOR Interest Period applicable thereto, (ii) a Quoted Rate Loan on a day that is not the last day of the Quoted Rate Interest Period applicable thereto, or (iii) the Fixed Term Loan prior to the Fixed Term Loan Termination Date other than in the amounts and on the dates provided in Subsection 1.6(A)(iii) (in each case, regardless of the source of such repayment or prepayment and whether voluntary, mandatory, by acceleration or otherwise), Borrower shall be obligated to pay Administrative Agent, for the benefit of all affected Lenders, an amount (the “Breakage Fee”) equal to the present value of any losses, expenses and liabilities (including any loss (including interest paid) sustained by each such affected Lender in connection with the reemployment of such funds) that any such affected Lender may sustain as a result of the payment of such LIBOR Loan, Quoted Rate Loan or the Fixed Term Loan on such day.  For purposes of calculating amounts payable by Borrower to Lenders under this Subsection 1.4(C), each LIBOR Loan or Quoted Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR rate for such LIBOR Loan or Quoted Rate for such Quoted Rate Loan by a matching deposit or other borrowing in the interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such LIBOR Loan or Quoted Rate Loan is in fact so funded.

(D)           Expenses and Attorneys’ Fees.  In addition to fees due under Subsections 1.4(A) and 1.4(B), Borrower agrees to pay promptly all reasonable fees, costs and expenses (including those of attorneys) incurred by Administrative Agent in connection with (i) any matters contemplated by or arising out of the Loan Documents, and (ii) the continued administration of the Loan Documents, including any such fees, costs and expenses incurred in perfecting, maintaining, determining the priority of and releasing any security and any tax payable in connection with any Loan Documents and any amendments, modifications and waivers (whether or not consummated).  In addition to fees due under Subsections 1.4(A) and (B), Borrower shall also reimburse on demand Administrative Agent for its expenses (including reasonable attorneys’ fees and expenses) incurred in connection with documenting and closing the transactions contemplated herein.  In addition to fees due under Subsections 1.4(A) and (B), Borrower agrees to pay promptly (1) all reasonable fees, costs and expenses incurred by Administrative Agent in connection with any amendment, supplement, waiver or modification of any of the Loan Documents and (2) all reasonable out-of-pocket fees, costs and expenses incurred by each of Administrative Agent and Lenders in connection with any Event of Default and any enforcement of collection proceeding resulting therefrom or any workout or restructuring of any of the transactions hereunder or contemplated thereby or any action to enforce any Loan Document or to collect any payments due from Borrower.  All fees, costs and expenses for which Borrower is responsible under this Subsection 1.4(D) shall be deemed part of the Obligations when incurred, payable promptly following demand (and in no event within five (5) Business Days of such demand) and in accordance with the third paragraph of Subsection 1.5 and shall be secured by the Collateral.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

1.5           Payments.  All payments by Borrower of the Obligations shall be made in same day funds and delivered to Administrative Agent, for the benefit of itself and the other applicable Secured Parties, by wire transfer to the following account or such other place as Administrative Agent may from time to time designate in writing:

CoBank, ACB
Greenwood Village, Colorado
ABA Number 3070-8875-4
Reference: CoBank for the benefit of Shenandoah
Telecommunications Company

Borrower shall receive credit on the day of receipt for funds received by Administrative Agent by 11:00 a.m. (Denver, Colorado time) on any Business Day.  Funds received on any Business Day after such time shall be deemed to have been paid on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be due on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

Borrower and each Guarantor authorizes Lenders to make (but Lenders shall in no event be obligated to make) a Base Rate Loan under the Revolver Facility, on the basis of Lenders’ respective Pro Rata Shares of the Revolver Facility, for the payment of past due interest, commitment fees and Breakage Fees.  Prior to an Event of Default, other fees, costs and expenses (including those of attorneys) reimbursable pursuant to Subsections 1.4(B), 1.4(C) and 1.4(D) or elsewhere in any Loan Document may (subject to availability) be debited as a Base Rate Loan under the Revolver Facility after 15 days’ notice to Borrower.  After the occurrence of an Event of Default, any such other fees, costs and expenses may (subject to the consent of all Lenders) be debited as a Base Rate Loan under the Revolver Facility without notice to Borrower or any other Loan Party.

To the extent Borrower or any other party or Person makes a payment or payments to Administrative Agent for the ratable benefit of Lenders or for the benefit of Administrative Agent in its individual capacity or to any other obligee in respect of the Obligations hereunder, which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law or any other Applicable Law or equitable cause, or any combination of the foregoing (whether by demand, litigation, settlement or otherwise), then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by Administrative Agent or such obligee.

Each payment received by Administrative Agent under this Agreement or any Note for account of any Lender shall be remitted by Administrative Agent to such Lender promptly after Administrative Agent’s receipt thereof, and such remittance shall be made in immediately available funds for the account of such Lender for the Loans or other obligation in respect of which such payment is made.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

1.6           Repayments of Loans; Reduction of the Revolver Loan Commitment.

(A)           Scheduled Termination of Revolver Loan Commitment and Repayments of the Term Loans.

(i)           Scheduled Termination of Revolver Loan Commitment.  In addition to any reductions pursuant to Subsections 1.6(B) and 1.6(C), the Revolver Loan Commitment shall be permanently reduced and terminated in full on the Revolver Expiration Date, and any outstanding principal balance of the Revolver Loans not sooner due and payable will become due and payable on the Revolver Expiration Date.

(ii)           Scheduled Repayments of the Term Loan A.  Commencing on December 31, 2014, and on each March 31, June 30, September 30 and December 31 thereafter, in addition to any prepayments or repayments made pursuant to Subsections 1.7 and 1.8, Borrower shall repay the aggregate outstanding principal balance of the Term Loan A by equal quarterly payments of $5,750,000.00.  The outstanding principal balance of the Term Loan A not sooner due and payable will become due and payable on the Term Loan A Maturity Date.

(iii)           Scheduled Repayments of the Fixed Term Loan.  In addition to any prepayments or repayments made pursuant to Subsections 1.7 and 1.8, Borrower shall repay the aggregate principal balance of the Fixed Term Loan on the 20th day of each calendar month in the amounts set forth below opposite the applicable date:

FIXED TERM LOAN - REPAYMENT TABLE

Date	Principal Payment

September 20, 2012	$224,009.62
October 20, 2012	$225,385.41
November 20, 2012	$226,769.65
December 20, 2012	$228,162.39
January 20, 2013	$229,563.69
February 20, 2013	$230,973.59
March 20, 2013	$232,392.15
April 20, 2013	$233,819.42
May 20, 2013	$235,255.46
June 20, 2013	$236,700.32
July 20, 2013	$238,154.06
August 20, 2013	$239,595.31

The outstanding principal balance of the Fixed Term Loan not sooner due and payable will become due and payable on the Fixed Term Loan Maturity Date.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(iv)           Incremental Term Loans.  Borrower shall repay the aggregate outstanding principal balance of any Incremental Term Loan as provided in the amendment or supplement to this Agreement documenting such Incremental Term Loan Facility.

All repayments of the Facilities pursuant to this Subsection 1.6(A) shall be applied in accordance with Subsection 1.8, and shall be accompanied by any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

(B)           Reductions Resulting From Mandatory Repayments.  The Revolver Loan Commitment also will be permanently reduced to the extent and in the amount that Borrower is required, pursuant to Subsection 1.8, to apply mandatory repayments to be made pursuant to Subsections 1.7(B), (C), (D) and (E) to the Revolver Facility (whether or not any Revolver Loans are then outstanding and available to be repaid).  All reductions provided for in this Subsection 1.6(B) shall be in addition to the voluntary reductions provided for in Subsection 1.6(C) and, accordingly, may result in the termination of the Revolver Loan Commitment prior to the date set forth in clause (B) of the definition of the Revolver Expiration Date.

(C)           Voluntary Reduction of the Revolver Loan Commitment.  Borrower shall have the right, upon at least three (3) Business Days’ prior notice to Administrative Agent, to terminate or permanently reduce the then unused portion of the Revolver Loan Commitment.  Each partial reduction shall be in a minimum amount of at least $250,000, or any whole multiple thereof in excess thereof, and shall be applied as to each Lender based upon its Pro Rata Share.  Notwithstanding the foregoing, no reduction to the Revolver Loan Commitment shall be permitted if, after giving effect thereto and to any prepayment made in connection therewith, the aggregate principal balance of the Revolver Loans then outstanding under the Revolver Facility would exceed the Revolver Loan Commitment as so reduced.  All reductions to the Revolver Loan Commitment elected under this Subsection 1.6(C) shall be in addition to the reductions in the Revolver Loan Commitment provided for in Subsections 1.6(A)(i), 1.6(B) and 1.15(C) and, accordingly, may result in the termination of the Revolver Loan Commitment prior to the date set forth in clause (B) of the definition of the Revolver Expiration Date.

(D)           Mandatory Repayments of Revolver Loans.  If at any time the aggregate outstanding amount of Revolver Loans exceeds the Revolver Loan Commitment, Borrower shall repay promptly the Revolver Loans in an amount at least sufficient to reduce the aggregate principal balance of such Revolver Loans to the amount of the Revolver Loan Commitment, and until such repayment is made, Lenders shall not be obligated to make any additional Loans under any Facility.  Any repayments pursuant to this Subsection 1.6(D) shall be paid and applied in accordance with Subsection 1.8 and must be accompanied by accrued interest on the amount repaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

1.7           Voluntary Prepayments and Other Mandatory Repayments.

(A)           Voluntary Prepayment of Loans.  Subject to the provisions of this Subsection 1.7(A) and Subsection 1.8 and payment of any fees required pursuant to Subsection 1.4, Borrower may prepay the Base Rate Loans, in whole or in part, without penalty.  Subject to the provisions of this Subsection 1.7(A) and Subsection 1.8, and payment of the Breakage Fees and any other fees required pursuant to Subsection 1.4, at any time Borrower may prepay any LIBOR Loan, Quoted Rate Loan or the Fixed Term Loan (while such Loan remains subject to the Fixed Interest Rate), in whole or in part.  Notice of any prepayment of (i) a Base Rate Loan shall be given to Administrative Agent not later than 11:00 a.m. (Denver, Colorado time) on the Business Day immediately preceding the date of prepayment, and (ii) a LIBOR Loan, Quoted Rate Loan or Fixed Rate Loan (while such Loan remains subject to the Fixed Interest Rate) shall be given to Administrative Agent not later than 11:00 a.m. (Denver, Colorado time) on the third Business Day immediately preceding the date of prepayment.  All partial prepayments shall be in a minimum amount of at least $250,000, or any whole multiple thereof in excess thereof (or the entire remaining balance of the applicable Loan), and shall be paid and applied in accordance with Subsection 1.8.  All prepayment notices shall be irrevocable. All prepayments shall be accompanied by accrued interest on the amount prepaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(B)           Repayments from Insurance Proceeds.  Immediately upon receipt thereof, Borrower shall be obligated to repay the Loans in an amount equal to all Net Proceeds received by any Loan Party or any Subsidiary of any Loan Party (other than any Excluded Subsidiary) that are insurance proceeds from any Asset Disposition (which Net Proceeds, together with all other such Net Proceeds covered by this Subsection 1.7(B) exceed $1,000,000 in the aggregate over the term of this Agreement); provided, however, that if no Event of Default has occurred and is continuing, Borrower shall not be required to repay the Loans with such Net Proceeds if such Loan Party or Subsidiary reinvests or has contractually committed to reinvest such Net Proceeds in assets used or useful in the business of any Loan Party or such Subsidiary within 180 days of receipt by any Loan Party or any Subsidiary of such Net Proceeds, and if such Net Proceeds are actually reinvested within 18 months of such receipt; provided, however, that (i) any new assets purchased with such Net Proceeds must be subject to the Lien of Administrative Agent under the Security Documents, subject only to Permitted Encumbrances, and (ii) until so reinvested, such Net Proceeds shall be deposited and held in a deposit account of which Administrative Agent has “control” (as defined in Article 9 of the Uniform Commercial Code in effect in the State of Colorado).  If upon the expiration of such 180-day period any of such Net Proceeds have not been so contractually committed or if upon the expiration of such 18-month period any of such Net Proceeds have not been so applied, Borrower immediately shall repay the Loans in an amount equal to such remaining Net Proceeds.  All such prepayments shall be paid and applied in accordance with Subsection 1.8 and shall be accompanied by accrued interest on the amount prepaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

(C)           Repayments from Sprint Nextel Proceeds.  Immediately upon receipt thereof, Borrower shall be obligated to repay the Loans in an amount equal to all Sprint Nextel Proceeds received by any Loan Party or any Subsidiary of any Loan Party.

(D)           Repayments from Certain Asset Dispositions.  Immediately upon receipt thereof, Borrower shall be obligated to repay the Loans in an amount equal to all Net Proceeds received by any Loan Party or any Subsidiary of any Loan Party that are from Asset Dispositions, other than insurance proceeds, Sprint Nextel Proceeds, or from Asset Dispositions permitted pursuant to Subsections 3.7(A) through (C), (E), (F) or (G); provided, however, that if no Event of Default has occurred and is continuing, Borrower shall not be required to repay the Loans with such Net Proceeds if such Loan Party or such Subsidiary reinvests such Net Proceeds in assets used or useful in the business of any Loan Party or such Subsidiary within 180 days of receipt by any Loan Party or any Subsidiary of such Net Proceeds; provided, however, that (i) any new assets purchased with such Net Proceeds must be subject to the Lien of Administrative Agent under the Security Documents, subject only to Permitted Encumbrances, and (ii) until so reinvested, such Net Proceeds shall be deposited and held in a deposit account of which Administrative Agent has “control” (as defined in Article 9 of the Uniform Commercial Code in effect in the State of Colorado).  If upon the expiration of such 180-day period any of such Net Proceeds have not been so applied, Borrower immediately shall repay the Loans in an amount equal to such remaining Net Proceeds.  All such prepayments shall be paid and applied in accordance with Subsection 1.8 and shall be accompanied by accrued interest on the amount prepaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(E)           Repayments from Debt Issuances.  Immediately upon receipt by any Loan Party or any Subsidiary of any Loan Party of Net Proceeds relating to the issuance by any Loan Party or any Subsidiary of any Loan Party of any public or private debt (other than Indebtedness permitted under Subsection 3.1), Borrower shall be obligated to repay the Loans in an amount equal to all such Net Proceeds.  All such prepayments shall be paid and applied in accordance with Subsection 1.8 and shall be accompanied by accrued interest on the amount prepaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4.

1.8           Application of Prepayments and Repayments; Payment of Breakage Fees, Etc.  Subject to the last sentence of this Subsection 1.8, all prepayments pursuant to Subsection 1.7(A) to be applied to the Loans shall be applied as Borrower shall direct.  Each repayment made pursuant to Subsection 1.7(B) through (E) shall be applied first, pro rata to the outstanding principal balance of the Term Loan A Facility and any Incremental Term Loan Facility (if and when applicable), second, to the outstanding principal balance of the Fixed Term Loan Facility (provided however, that after the Fixed Term Loan Termination Date, the Fixed Term Loan Facility will be repaid pro rata with the Term Loan A Facility and any Incremental Term Loan Facility), and third, to repay the Revolver Loans.  All repayments made pursuant to Subsections 1.6 and 1.7 shall first be applied to such Base Rate Loans, LIBOR Loans, Quoted Rate Loans or Fixed Term Loan as Borrower shall direct in writing and, in the absence of such direction, shall first be applied to such Base Rate Loans, and then, after payment in full of all Base Rate Loans, to such LIBOR Loans, and then to the Fixed Term Loan, and then to such Quoted Rate Loans, in each case as Administrative Agent shall select.  All prepayments and repayments required or permitted hereunder (and assignments pursuant to Subsection 1.12) shall be accompanied by payment of all applicable Breakage Fees and accrued interest on the amount prepaid or repaid.  All prepayments and repayments applied to the Term Loan A, the Fixed Term Loan or any Incremental Term Loan shall be applied to reduce the remaining principal installments under the Term Loan A, the Fixed Term Loan or any Incremental Term Loan in the inverse order of maturity.

1.9           Loan Accounts.  Administrative Agent will maintain loan account records for (A) all Loans, interest charges and payments thereof, (B) the charging and payment of all fees, costs and expenses and (C) all other debits and credits pursuant to this Agreement.  All entries in the loan account records shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time.  The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, absent manifest error, provided that any failure by Administrative Agent to maintain such records shall not limit or affect Borrower’s obligation to pay.  After the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and Borrower hereby irrevocably agrees that Administrative Agent and Lenders shall have the continuing exclusive right to apply and reapply payments to any of the Obligations in any manner it or they deem appropriate.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

1.10           Changes in LIBOR Rate Availability.

(A)           If with respect to any proposed LIBOR Interest Period, Administrative Agent or any Lender (after consultation with Administrative Agent) determines that deposits in dollars (in the applicable amount) are not being offered in the relevant market for such LIBOR Interest Period, or Lenders having a Pro Rata Share of 50% or more under a Facility determine (and notify Administrative Agent) that the LIBOR rate applicable pursuant to Subsection 1.2(A)(ii) for any requested LIBOR Interest Period with respect to a proposed LIBOR Loan under such Facility does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent shall forthwith give notice thereof to Borrower and Lenders, whereupon and until such affected Lender or Lenders notifies Administrative Agent, and Administrative Agent notifies Borrower and the other Lenders that the circumstances giving rise to such situation no longer exist, the obligations of any affected Lender to make its portion of such type of LIBOR Loan shall be suspended and such affected Lender shall make its Pro Rata Share of such type of LIBOR Loan as a Base Rate Loan or such other type of Loan as permitted by Administrative Agent.  Any Lender may, in its sole discretion, waive the benefits and provisions of this Subsection with respect to any proposed LIBOR Interest Period.

(B)           If any Change in Law shall make it unlawful or impossible for one or more Lenders to honor its obligations hereunder to make or maintain any LIBOR Loan, such Lender shall promptly give notice thereof to Administrative Agent, and Administrative Agent shall promptly give notice thereof to Borrower and all other Lenders.  Thereafter, until such Lender or Lenders notify Administrative Agent, and Administrative Agent notifies Borrower and the other Lenders that such circumstances no longer exist, (i) the obligations of such Lender or Lenders to make LIBOR Loans and the right of Borrower to convert any Loan of such Lender or Lenders to a LIBOR Loan or continue any Loan of such Lender or Lenders as a LIBOR Loan shall be suspended and (ii) if any Lender may not lawfully continue to maintain a LIBOR Loan to the end of the then current LIBOR Interest Period applicable thereto, such Loan shall immediately be converted to the Base Rate Loan.

1.11           Capital Adequacy and Other Adjustments.

(A)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (B) through (D) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(B)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loan Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(C)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (A) or (B) of this Subsection and delivered to Borrower (with a copy to Administrative Agent), shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(D)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Subsection shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Subsection for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

1.12          Optional Prepayment/Replacement of Lender in Respect of Increased Costs or Defaulted Lenders.

(A)           Designation of a Different Lending Office.  If any Lender requests compensation under Subsection 1.11, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Subsection  1.13, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Subsection 1.11 or 1.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(B)           Replacement of Lenders.  If any Lender requests compensation under Subsection 1.11, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Subsection 1.13 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (A), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Subsection 8.1), all of its interests, rights (other than its existing rights to payments pursuant to the Loan Documents) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Subsection 8.1;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Subsections 1.4 and 1.8) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Subsection 1.11 or payments required to be made pursuant to Subsection 1.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)           such assignment does not conflict with Applicable Law; and

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

1.13           Taxes.

(A)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Subsection) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(B)           Payment of Other Taxes by Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(C)           Indemnification by Borrower. The Loan Parties shall jointly and severally  indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Subsection) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(D)           Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Subsection 8.1(D) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (D).

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(E)           Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Subsection 1.13, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(F)           Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Subsection 1.13(F)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(i)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           executed originals of IRS Form W-8ECI;

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit 1.13(A) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.13(B) or Exhibit 1.13(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.13(D) on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

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(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(G)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Subsection 1.13 (including by the payment of additional amounts pursuant to this Subsection 1.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Subsection 1.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (G) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (G), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (G) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(H)           Survival.  Each party’s obligations under this Subsection 1.13 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

1.14           Term of this Agreement.  All of the Obligations shall become due and payable as otherwise set forth herein.  This Agreement shall remain in effect through and including, and (except with respect to provisions hereof expressly stated herein to survive any such termination) shall terminate immediately after, the date on which all Obligations (other than contingent indemnity, expense reimbursement and tax gross-up payments for which no claim has been asserted) shall have been indefeasibly and irrevocably paid and satisfied in full in cash and no commitments of Administrative Agent or any Lender which would give rise to any Obligations are outstanding.

1.15           Defaulting Lenders.

(A)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and Subsection 9.02.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Subsections 6.6 or 6.7 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Subsection 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Loan Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Subsection 1.15(A)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(iii)           Certain Fees. No Defaulting Lender shall be entitled to receive any Revolver Commitment Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Defaulting Lender Cure.  If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Loan Commitments under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(C)           Reduction of Revolver Loan Commitment of Defaulting Lender.  Borrower may terminate the unused amount of the Loan Commitment of any Revolver Lender that is a Defaulting Lender upon not less than 15 Business Days’ prior notice to Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Subsection 1.15(A)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 2
AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees that so long as this Agreement is in effect, unless Requisite Lenders shall otherwise give their prior written consent, it shall perform and comply, and shall cause each of its respective Subsidiaries to perform and comply, with all covenants in this Section 2.

2.1           Compliance With Laws.  The Loan Parties will (A) comply with and will cause their respective Subsidiaries to comply with the requirements of all Applicable Laws (including laws, rules, regulations and orders relating to Taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which the Loan Parties and their respective Subsidiaries are now doing or hereafter do business, (B) obtain and maintain and will cause their respective Subsidiaries to obtain and maintain all licenses, qualifications and permits (including the Licenses) now held or hereafter required for the Loan Parties or any of their respective Subsidiaries to operate, and (C) comply with and will cause their respective Subsidiaries to comply with all Material Contracts, other than, in all such cases, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  This Subsection 2.1 shall not preclude the Loan Parties or any of their respective Subsidiaries from contesting any Taxes or other payments, if they are being diligently contested in good faith and if adequate reserves therefor are maintained in conformity with GAAP.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

2.2           Maintenance of Books and Records; Properties; Insurance.  The Loan Parties will keep and will cause their respective Subsidiaries to keep adequate records and books of account, in which full, true and correct entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of such Persons.  The Loan Parties will maintain or cause to be maintained and will cause their respective Subsidiaries to maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear and casualty events excepted) all Collateral used in the business of the Loan Parties and their respective Subsidiaries, and will make or cause to be made all appropriate repairs, renewals and replacements thereof, except for (A) dispositions of assets permitted hereunder or (B) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Loan Parties will and will cause each of their respective Subsidiaries to maintain complete, accurate and up-to-date books, records, accounts and other information relating to all Collateral in such form and in such detail as may be in accordance with sound business practice.  The Loan Parties will and will cause their respective Subsidiaries to maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their business and properties and the business and properties of their respective Subsidiaries against loss and damage of the kinds and of such types, with such insurers, in such amounts, with such limits and deductibles and otherwise on such terms and conditions as customarily carried or maintained by companies of established reputation engaged in similar businesses, and will deliver evidence thereof to Administrative Agent on or prior to the Amendment Date.  Not less than 15 days (or such later date as Administrative Agent shall agree to in its reasonable discretion) prior to the expiration date of the insurance policies required to be maintained by any Loan Party or its Subsidiaries pursuant to the terms hereof, Borrower will deliver to Administrative Agent one or more certificates of insurance evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as Administrative Agent may reasonably request.  If any part of the Collateral lies within a “special flood hazard area” as defined and specified by the Federal Emergency Management Agency (or other appropriate Governmental Authority) pursuant to the Flood Disaster Protection Act of 1973, as amended (the “FDPA”), and Administrative Agent determines that flood insurance coverage is required to be obtained for such Collateral in order for Administrative Agent and Lenders to comply with the FDPA, the Loan Parties shall obtain and maintain such flood insurance policies as Administrative Agent reasonably requests so that Administrative Agent and Lenders shall be deemed in compliance with the FDPA and shall deliver evidence thereof to Administrative Agent.  The Loan Parties will, and will cause their respective Subsidiaries (other than any Excluded Subsidiaries, Foreign Subsidiaries and Foreign Subsidiary Holding Companies), to name Administrative Agent, pursuant to endorsements and assignments in form and substance reasonably satisfactory to Administrative Agent, (i) as a lender loss payee and mortgagee, if applicable, in the case of casualty insurance with respect to the Collateral, (ii) as an additional insured in the case of all liability insurance, and (iii) as an additional insured in the case of all flood insurance.  Unless Administrative Agent otherwise agrees, all insurance policies required hereunder shall include effective waivers by the insurer of subrogation.  Unless Administrative Agent otherwise agrees, Borrower shall use commercially reasonable efforts to obtain for all insurance policies endorsements providing that each such insurance policy is non-cancelable and not subject to material change as to Administrative Agent except upon 30 days’ (and 10 days’ for non-payment of premiums) prior written notice given by the insurer to Administrative Agent.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

Administrative Agent shall be entitled, upon reasonable advance notice, to review and/or receive copies of, the insurance policies of the Loan Parties and their respective Subsidiaries carried and maintained with respect to the Loan Parties’ obligations under this Subsection 2.2. Notwithstanding anything to the contrary herein, no provision of this Subsection 2.2 or any provision of this Agreement shall impose on Administrative Agent and Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Loan Parties and their respective Subsidiaries, nor shall Administrative Agent and Lenders be responsible for any representations or warranties made by or on behalf of the Loan Parties and their respective Subsidiaries to any insurance broker, company or underwriter.  Administrative Agent, at its sole option, may obtain any insurance required hereunder if not provided by the Loan Parties and in such event, the Loan Parties shall reimburse Administrative Agent upon demand for the cost thereof.

2.3           Inspection.  The Loan Parties will permit, and will cause each of their respective Subsidiaries to permit, at the expense of the Loan Parties, any authorized representatives of Administrative Agent (together with any authorized representatives of any Lender that desires to have its authorized representatives accompany Administrative Agent’s authorized representatives) (A) to visit and inspect any of the properties of the Loan Parties and their respective Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom, and (B) to discuss their affairs, finances and business with their officers, employees and certified public accountants, in each case upon reasonable prior notice at such reasonable times during normal business hours and as often as may be reasonably requested provided, that, that during the continuance of an Event of Default, the authorized representatives of Administrative Agent and any Lender may conduct such visits and inspections and engage in such discussions without notice and as frequently and at such times as they may specify.

2.4           Legal Existence, Etc.  Except as otherwise permitted by Subsections 3.6 or 3.7, the Loan Parties will, and will cause their respective Subsidiaries to at all times preserve and keep in full force and effect, their legal existence and good standing and all rights and franchises (including the Licenses), except as permitted hereunder and as would not reasonably be expected to have a Material Adverse Effect.

2.5           Use of Proceeds.  The Loan Parties will use the proceeds of the Revolver Loan, and will cause any of their respective Subsidiaries who receive (directly or indirectly) proceeds of such Loans to use such proceeds, for working capital, to finance capital expenditures permitted hereunder, and other lawful corporate purposes of Borrower and its Subsidiaries permitted hereunder.  The Loan Parties will use the proceeds of the Term Loan A, and will cause any of their respective Subsidiaries who receive (directly or indirectly) proceeds of such Loans to use all of the proceeds of the Term Loan A to refinance the outstanding principal balance of the Existing Term Loan A and Existing Revolver Loans (if any), together with accrued interest and fees, to finance capital expenditures, and to pay certain costs associated with this Agreement, and the remainder thereof (if any) for other lawful corporate purposes of Borrower and its Subsidiaries permitted hereunder.  The proceeds of any Incremental Term Loan shall be used solely for the purposes described in the amendment or supplement to this Agreement evidencing such Incremental Term Loan Facility.  No part of any Loan will be used (directly or indirectly) to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” as defined in, or otherwise in violation of, section 7 of the Securities Exchange Act of 1934 and Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224, respectively.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

2.6           Notices; Further Assurances.  Pursuant to the terms of this Subsection 2.6 and of the Pledge and Security Agreement, Borrower will promptly (and in any event on or before the earlier of (x) if applicable, the time required by Subsection 2.12 or (y) Borrower’s next submission of a Compliance Certificate) notify Administrative Agent of (i) any Equity Interest not excluded from the Collateral by Section 2.3(G) of the Pledge and Security Agreement, (ii) any Material Owned Property, (iii) any Material Leased Property, (iv) any Material (as such term is defined in the Pledge and Security Agreement) Copyrights, Patents, Trademarks and Domain Names, (v) any commercial tort claim known to any Loan Party (such that a senior officer of such Loan Party has actual knowledge of the existence of a tort cause of action and not merely of the existence of the facts giving rise to such cause of action) that such Loan Party knows to involve an amount in controversy in the aggregate with any other known commercial tort claim of any Loan Party in excess of $1,000,000, (vi) any Material Contracts, (vii) any new deposit account, and (viii) any new or existing deposit, investment or other account which has become a Material Account, in each case, owned, acquired, leased or opened by any Loan Party of which notice has not previously been given to Administrative Agent.  Furthermore, Borrower will promptly (and no later than with Borrower’s next submission of a Compliance Certificate) notify Administrative Agent of any material FCC, PUC, cable franchise or other License, in each case, owned, acquired, or leased by any Loan Party or any Subsidiary of any Loan Party of which notice has not previously been given to Administrative Agent.

The Loan Parties will, and will cause each of their respective Subsidiaries to, from time to time, do, execute, authorize and deliver, as the case may be, all such additional and further acts, documents, instruments, filings and opinions as Administrative Agent reasonably requests to consummate the transactions contemplated hereby and to vest completely in and assure Administrative Agent and the other Secured Parties of their respective rights under this Agreement and the other Loan Documents, including such financing statements, regulatory filings or approvals, documents, security agreements and reports to evidence, perfect or otherwise implement the security for repayment of the Secured Obligations contemplated by the Loan Documents.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

Administrative Agent may elect not to request any documents, instruments, filings or opinions as contemplated by this Subsection 2.6 or the Pledge and Security Agreement and the other Loan Documents if it determines in its sole discretion that the costs to the Loan Parties of perfecting a security interest or lien in such property exceed the relative benefit afforded the Secured Parties.

2.7           CoBank Equities.

(A)           For so long as CoBank is a Lender hereunder, Borrower will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank hereunder may not exceed the maximum amount permitted by CoBank’s Bylaws and Capital Plan at the time this Agreement is entered into.  Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(B)           Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of Borrower’s patronage with CoBank, (y) Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (2) patronage distributions, if any, in the event of a sale of a participation interest.  CoBank reserves the right to assign or sell participations in all or any part of its Loans or Loan Commitments on a non-patronage basis.

(C)           Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit.  The CoBank Equities shall not constitute security for the Secured Obligations due to any other Secured Party.  To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the CoBank Equities nor any accrued patronage shall be offset against the Secured Obligations except that, in the event of an Event of Default, CoBank may elect at CoBank’s sole discretion to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement.  Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of Borrower.  CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default or any other default by Borrower or at any other time, either for application to the Secured Obligations or otherwise.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

2.8           Collateral Assignments of Material Contracts.  The Loan Parties shall promptly execute and deliver to Administrative Agent, for the benefit of Administrative Agent and all other Secured Parties, all such Collateral Contract Assignments with respect to Material Contracts (excluding the NCTC Agreement) as Administrative Agent may reasonably request from time to time, such Collateral Contract Assignments to contain, to the extent obtainable through the use of commercially reasonable efforts, a consent to the collateral assignment of the applicable Material Contract satisfactory to Administrative Agent and containing such other reasonable terms and conditions in light of the nature of the applicable Material Contract and the parties thereto other than the Loan Parties and their respective Subsidiaries; provided that, the requirements of this Subsection 2.8 shall be deemed satisfied as to the IBBS Agreement for so long as the IBBS Agreement contains a consent to the collateral assignment of the IBBS Agreement acceptable to Administrative Agent in its sole discretion.

2.9           Investment Company Act.  None of the Loan Parties or any of their respective Subsidiaries shall be or become an “investment company” as that term is defined in the Investment Company Act of 1940.

2.10           Payment of Obligations.  Unless contested in good faith by appropriate proceedings and then only to the extent reserves required by GAAP have been set aside therefore, the Loan Parties will, and will cause each of their respective Subsidiaries to, (A) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination provisions), and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (B) pay and discharge all Taxes imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto or a Lien would attach to any of the properties of the Loan Parties or their respective Subsidiaries if unpaid.

2.11          Environmental Laws.

(A)           The Loan Parties will, and will at all times, cause each of their respective Subsidiaries to comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(B)           The Loan Parties will, and will at all times, cause each of their respective Subsidiaries to conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same is being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(C)           The Loan Parties will, and will at all times, cause each of their respective Subsidiaries (other than any Excluded Subsidiary) to defend, indemnify and hold harmless Administrative Agent and Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of its respective Subsidiaries or their respective properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing is determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this Subsection 2.11 shall survive repayment of the Obligations and the termination of this Agreement.

2.12           Creation or Acquisition of Subsidiaries.  Promptly upon (and in any event within 10 days after (or such later date as Administrative Agent shall agree to in writing in its sole discretion) the creation or Acquisition of any new Subsidiary (other than an Excluded Subsidiary) by any Loan Party or any Subsidiary of any Loan Party, each such new Subsidiary will execute and deliver to Administrative Agent a Joinder Agreement, pursuant to which such new Subsidiary (i) shall become a party hereto as a Guarantor and (ii) shall become a party to the Pledge and Security Agreement and shall deliver to Administrative Agent all such other Security Documents and such legal opinions as Administrative Agent shall reasonably request relating to such new Subsidiary, and shall grant to Administrative Agent a Lien upon and Security Interest in its Collateral, to the extent provided in the Security Documents, for the Secured Obligation (provided that no assets of an Excluded Subsidiary, a Foreign Subsidiary or a Foreign Subsidiary Holding Company shall be required to secure the Obligations by pledge or otherwise).  Promptly upon (and in any event within 10 days after (or such later date as Administrative Agent shall agree to in writing in its sole discretion) the creation or Acquisition of any new Excluded Subsidiary by any Loan Party or any Subsidiary of a Loan Party, unless otherwise determined by Administrative Agent in its sole discretion, such new Excluded Subsidiary will execute and deliver to Administrative Agent a Negative Pledge Agreement in form and substance satisfactory to Administrative Agent in its sole discretion.

Promptly upon (and in any event within 10 days after (or such later date as Administrative Agent shall agree to in writing in its sole discretion)) the creation or acquisition of a new Subsidiary by any Loan Party or any Subsidiary of any Loan Party, all capital stock or other equity interest in such Subsidiary owned by any Loan Party or any Subsidiary of any Loan Party will be pledged to Administrative Agent as follows (provided that any equity interests in any Foreign Subsidiary or Foreign Subsidiary Holding Company owned by a Loan Party or another Subsidiary (other than a Foreign Subsidiary or Foreign Subsidiary Holding Company) which, when aggregated with all of the other shares of equity interests in such Subsidiary pledged to Administrative Agent, would result in more than 65% of the total equity interests entitled to vote of such Subsidiary being pledged to Administrative Agent, shall not be pledged; provided further that no assets of a Foreign Subsidiary or Foreign Subsidiary Holding Company, or any Subsidiary of either thereof or any capital stock or other equity interest issued by any such Subsidiary of either thereof, shall be required to secure the Obligations by pledge or otherwise):  (i) if a Loan Party directly owns any of the capital stock of or other equity interest in such new Subsidiary, such Loan Party will execute and deliver to Administrative Agent an amendment or supplement to the Pledge and Security Agreement pursuant to which all such capital stock or other equity interest shall be pledged to Administrative Agent, together with the certificates evidencing such capital stock or other equity interest and undated stock or transfer powers duly executed in blank and such legal opinions as Administrative Agent may reasonably request; and (ii) if any of the capital stock of or other equity interest in such new Subsidiary is owned by another Subsidiary (other than a Foreign Subsidiary or Foreign Subsidiary Holding Company), to the extent not already covered by the Pledge and Security Agreement, such other Subsidiary will execute and deliver to Administrative Agent an appropriate joinder, amendment or supplement to the Pledge and Security Agreement, pursuant to which all of the capital stock of or other equity interest in such new Subsidiary owned by such other Subsidiary shall be pledged to Administrative Agent, together with the certificates evidencing such capital stock or other equity interest and undated stock or transfer powers duly executed in blank and such legal opinions as Administrative Agent may reasonably request.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

As promptly as reasonably possible, the Loan Parties and their respective Subsidiaries will deliver any such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Subsidiary) regarding such new Subsidiary, in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent may reasonably request in connection therewith and will take such other action as Administrative Agent may reasonably request to create in favor of Administrative Agent a perfected security interest on a first-priority basis in the Collateral being pledged pursuant to the documents described above.

2.13          Interest Rate Protection.  Within 90 days of the Amendment Date, Borrower shall have entered into or obtained, and Borrower will thereafter maintain in full force and effect, Quoted Rate Loans or Hedge Agreements in form and substance reasonably satisfactory to Administrative Agent, the effect of which shall be to fix or limit interest rates payable by Borrower as to at least 33% of the aggregate principal balance of the Term Loan A outstanding on such date for a period of not less than three (3) years after such date (adjusted to take into account amortization of the Term Loan A).  Borrower will deliver to Administrative Agent, promptly upon receipt thereof, copies of such Hedge Agreements (and any supplements or amendments thereto), and promptly upon request therefor, any other information reasonably requested by Administrative Agent to evidence its compliance with the provisions of this Subsection 2.13.

2.14          ERISA.  With respect to any Plan, other than a Multi-employer Plan, that is intended to qualify under Section 401(a) of the IRC, the Loan Parties will apply for and obtain a favorable determination letter within the period provided by Applicable Law, unless the Plan was adopted by means of a master or prototype plan that has received a favorable opinion letter from the IRS upon which the Loan Parties are entitled to rely.

2.15          Shentel Communications.  The Borrower will cause Shentel Communications to (i) obtain within 90 days after the Closing Date all necessary Maryland PUC Governmental Approvals to become a Guarantor under this Agreement and a party to the Pledge and Security Agreement and (ii) execute and deliver a Joinder Agreement complying with the provisions of Subsection 2.12 within 5 Business Days (or such longer period as the Administrative Agent shall agree to in writing in its sole discretion) of Shentel Communications receiving all necessary Maryland PUC Governmental Approvals for Shentel Communications to become a Guarantor under this Agreement and a party to the Pledge and Security Agreement.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

SECTION 3
NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that so long as this Agreement is in effect, unless Requisite Lenders shall otherwise give their prior written consent, such Loan Party shall perform and comply, and shall cause each of its respective Subsidiaries to perform and comply, with all covenants in this Section 3.

3.1           Indebtedness.  The Loan Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume, guaranty or otherwise become or remain liable with respect to any Indebtedness except for:

(A)           the Loans and the other Obligations;

(B)           the Contingent Obligations permitted by Subsection 3.4;

(C)           Indebtedness incurred in connection with any Hedge Agreement permitted pursuant to Subsection 3.14;

(D)           Indebtedness in respect of Investments permitted by Subsection 3.3;

(E)           Indebtedness to depository institutions with respect to cash management and similar arrangements in the ordinary course of business;

(F)           Indebtedness representing deferred compensation to employees of the Loan Parties and their Subsidiaries incurred in the ordinary course of business;

(G)           Indebtedness under purchase money security agreements, Capital Leases, and other Indebtedness, the aggregate principal amount of which shall not exceed $20,000,000 for all of the Loan Parties and their Subsidiaries at any time;

(H)           Indebtedness of Shenandoah Telephone Company to RUS in an aggregate outstanding amount not to exceed $200,000 at any one time;

(I)            Indebtedness among the Loan Parties; provided that, any such intercompany Indebtedness owed by Borrower to another Loan Party which is a wholly-owned, direct Subsidiary of Borrower shall be paid down in full at least once per fiscal year by means of a dividend to Borrower in the amount of such outstanding Indebtedness to the extent such dividend is permitted by Applicable Law;

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(J)            Indebtedness of Borrower to Shenandoah Telephone Company pursuant to intercompany loans with respect to the cash management system of Borrower and its Subsidiaries; provided that, such Indebtedness (i) shall be paid down in full by means of a dividend in the amount of the outstanding Indebtedness from Shenandoah Telephone Company to Borrower, to the extent such dividend is permitted by Applicable Law, at the earlier of (a) 100 days after the end of each prior fiscal year, and (b) the date that Borrower is or would be required to file Borrower’s annual report with the SEC as part of Borrower’s periodic reporting, and (ii) shall not exceed $10,000,000 at any one time;

(K)           In addition to the Indebtedness to Shenandoah Telephone Company permitted pursuant to Subsection 3.1(J), other Indebtedness of the Loan Parties to the Excluded Subsidiaries which shall not exceed $500,000 in the aggregate principal amount outstanding at any time; or

(L)           Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Subsidiary of any Loan Party (or is a Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by any Loan Party or any Subsidiary of a Loan Party, in each case, after the Amendment Date as the result of a Permitted Investment; provided that

(i)           such Indebtedness existed at the time such Person became a Subsidiary of a Loan Party or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and

(ii)           such Indebtedness is not guaranteed in any respect by any Loan Party or any Subsidiary of a Loan Party (other than by any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person, or any of its Subsidiaries), and

(iii)           (1) the capital stock or other equity interests of such Person are pledged to secure the Secured Obligations to the extent required hereunder and in the other Loan Documents, (2) such Person otherwise complies with Subsection 2.12, and (3) the assets are subject to the Lien of Administrative Agent under the Security Agreements subject only to Permitted Encumbrances, and

(iv)           (1) after giving pro forma effect to the incurrence of such Indebtedness and the application of proceeds thereof, Borrower is in compliance with the covenants set forth in Subsections 4.1 through 4.3 for the most recently ended test period and (2) except for Indebtedness consisting of Capital Lease obligations, purchase money Indebtedness or mortgages or other Liens on specific assets (a) no portion of such Indebtedness matures prior to the latest maturity date of any of the Loans, and (b) no portion of such Indebtedness is issued or guaranteed by a Person that is, or as a result of such acquisition becomes, a Subsidiary that is not a Guarantor, and

(v)           The aggregate principal amount of such assumed Indebtedness outstanding at any one time shall not exceed $20,000,000.

3.2           Liens and Related Matters.

(A)           No Liens.  The Loan Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument with respect to goods or accounts receivable) of the Loan Parties or their respective Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Encumbrances.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(B)           No Negative Pledges.  The Loan Parties will not and will not permit their respective Subsidiaries directly or indirectly to enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its or their properties or assets, whether now owned or hereafter acquired, except for (i) operating leases, Licenses and Capital Leases and agreements evidencing purchase money Indebtedness permitted pursuant to Subsection 3.1(G) which only prohibit Liens upon the assets that are subject thereto and proceeds thereof, (ii) customary non-assignment clauses in leases, licenses, agreements regarding Equity Interests excluded from the Collateral by Section 2.3(G) of the Pledge and Security Agreement, and other agreements entered into in the ordinary course of business, or (iii) restrictions imposed by Applicable Law.

3.3           Investments.  The Loan Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, make or own any Investment in any Person except for:

(A)           Investments in Cash Equivalents;

(B)           CoBank Equities;

(C)           existing Investments set forth on Schedule 3.3(C);

(D)           Hedge Agreements permitted pursuant to Subsection 3.14;

(E)           Investments among Loan Parties;

(F)           reasonable and customary loan and advances made to officers, directors and employees of the Loan Parties and their Subsidiaries incurred in the ordinary course of business; or

(G)           Permitted Investments.

3.4           Contingent Obligations.  The Loan Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except for those:

(A)           resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(B)           arising under indemnity agreements to title insurers in connection with mortgagee title insurance policies in favor of Administrative Agent for the benefit of itself and the other Lenders;

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(C)           arising in the ordinary course of business with respect to customary indemnification obligations incurred in the ordinary course of business;

(D)           incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;

(E)           incurred as a guaranty of Indebtedness permitted by Subsection 3.1 (provided that such guaranty obligation shall in no event exceed the amount of such Indebtedness plus other related costs and expenses of collection as set forth in such guaranty);

(F)           constituting Investments permitted pursuant to Subsection 3.3;

(G)           arising under the Loan Documents and under Hedge Agreements;

(H)           arising with respect to customary indemnification, adjustment of purchase price or similar obligations incurred in connection with a Permitted Investment; or

(I)           that are guarantees by any Loan Party of its respective Subsidiaries’ obligations which are otherwise permitted by this Agreement.

3.5           Restricted Junior Payments.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment except for:

(A)           any Loan Party and any Subsidiary of any Loan Party may make, declare or pay lawful cash dividends or distributions to, or redeem capital stock or other equity interest held by, any other Loan Party;

(B)           any Loan Party and any Subsidiary of any Loan Party may make, declare or pay lawful cash dividends or distributions to, or redeem capital stock or other equity interest held by, any Excluded Subsidiary, provided that, the aggregate amount of such dividends, distributions or redemptions made, declared or paid to any Excluded Subsidiary by any Loan Party may not exceed $1,000,000 over the term of this Agreement;

(C)           any Subsidiary of Borrower that is not directly or indirectly wholly-owned by Borrower may make, declare or pay lawful, pro rata cash dividends, distributions or redemptions;

(D)           so long as no Default or Event of Default exists before or will result after giving effect to such dividends, distributions or redemptions on a pro forma basis, Borrower may declare or pay a lawful dividend or other distribution of assets, or retire, redeem, purchase or otherwise acquire capital stock in an aggregate amount which when added to any such dividends, distributions or redemptions of capital stock or other equity interest made, declared or paid from and after January 1, 2012 does not exceed the sum of $5,000,000 plus 50% of Borrower’s consolidated net income (excluding non-cash extraordinary items such as write-downs or write-ups of assets, other than current assets) from January 1, 2012 to the date of declaration of any such dividends, distributions or redemptions; or

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(E)           Borrower may make, declare or pay lawful dividends or distributions to the extent payable in capital stock or other equity interest in the Borrower that is not Disqualified Stock.

3.6           Restriction on Fundamental Changes.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly:  (A) unless and only to the extent required by Applicable Law or as would not be reasonably expected to be adverse to the interests of the Lenders in any respect other than an immaterial respect, amend, modify or waive any term or provision of their respective articles of organization, operating agreements, management agreements, articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, articles of formation or partnership agreement (provided that 30 days prior (or such later date as specified by Administrative Agent in writing in its sole discretion) notice will be delivered to Administrative Agent of any modification subject to Section 4.2 of the Pledge and Security Agreement or that results in a Loan Party, any Subsidiary of a Loan Party or any entity whose equity interest is pledged by a Loan Party pursuant to the Pledge and Security Agreement opting into Article 8 of the Uniform Commercial Code); (B) enter into any transaction of merger or consolidation, except that, (i) any Guarantor may be merged with or into Borrower (provided that Borrower is the surviving entity), (ii) any Guarantor may merge or consolidate with any other Guarantor, (iii) any Excluded Subsidiary may merge or consolidate with any other Excluded Subsidiary, and (iv) any Asset Disposition permitted under Subsection 3.7 may be structured as mergers, consolidations or amalgamations; (C) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except in connection with another transaction permitted under clause (B) above or any Asset Disposition permitted under Subsection 3.7; or (D) acquire by purchase or otherwise all or any substantial part of the business, assets or equity interests of or in any Person (whether by stock purchase or otherwise) other than pursuant to any Investment permitted hereunder; provided that, 30 days prior (or such later date as specified by Administrative Agent in writing in its sole discretion) to the effective date of such merger, consolidation, dissolution, liquidation, or amalgamation in the case of clause (B) or clause (C), or such acquisition in the case of clause (D), and promptly following such amendment, modification or waiver in the case of clause (A), Borrower shall provide notice and, if requested by Administrative Agent, a copy thereof or the documentation relating thereto to Administrative Agent.

3.7           Disposal of Assets or Subsidiary Stock.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly, convey, sell (including, pursuant to a sale and leaseback transaction), lease (including, pursuant to a lease or sale and leaseback transaction), sublease, transfer or otherwise dispose of, or grant any Person an option to acquire (including in the case of any Subsidiary, the issuance by such Subsidiary of its capital stock or other equity interest), in one transaction or a series of transactions, any of their respective property, business, Licenses or assets, or the capital stock of or other equity interests in any such Subsidiary, whether now owned or hereafter acquired, except for (A) bona fide sales or leases of inventory to customers in the ordinary course of business and dispositions of surplus, worn out or obsolete equipment; (B) fair market value sales of Cash Equivalents; (C) leasing or subleasing of property in the ordinary course of business; (D) to the extent required by Applicable Law; (E) the sale of the stock or assets of Shentel Converged Services, Inc.; (F) any conveyance, lease, sublease, transfer or other disposition of assets of any Loan Party or Excluded Subsidiary to another Loan Party or Excluded Subsidiary, provided, that (i) the aggregate market value of any assets conveyed, leased, subleased, or otherwise transferred to any Excluded Subsidiary by a Loan Party may not exceed $1,000,000 over the term of this Agreement and (ii) any compensation received by any Excluded Subsidiary from any Loan Party pursuant to any conveyance, lease, sublease, transfer or other disposition of assets from any Excluded Subsidiary to any Loan Party shall be no less favorable to such Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate; or (G) any other Asset Dispositions if all of the following conditions are met: (i) the aggregate market value of such assets sold by the Loan Parties and their respective Subsidiaries does not exceed $4,000,000 in any fiscal year or $28,000,000 over the term of this Agreement; (ii) the consideration received by the Loan Party or such Subsidiary is at least equal to the fair market value of such assets; (iii) the sole consideration received is cash or assets of comparable value to that disposed of and that is to be used in the business of the Loan Party or such Subsidiary; (iv) after giving effect to the Asset Disposition, Borrower, on a combined and consolidated basis with its Subsidiaries as set forth in Section 4, is in compliance on a Pro forma Basis with the covenants set forth in Section 4 recomputed for the most recently ended fiscal quarter for which information is available; and (v) no Default or Event of Default then exists or shall result from the Asset Disposition.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

3.8           Transactions with Affiliates.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director or officer of the Loan Parties or their respective Subsidiaries or any Affiliate, except for (A) as set forth on Schedule 3.8; (B) as expressly permitted pursuant to other provisions of this Section 3; (C) transactions among the Loan Parties and the Excluded Subsidiaries, provided, that any transactions in which an Excluded Subsidiary receives payment or otherwise incurs a receivable from a Loan Party must be related to the provision by the Excluded Subsidiary of facilities, goods or services (including, by way of example and without limitation, the provision of telecommunications circuits, switching services and access to network facilities) to such Loan Party in the ordinary course of business pursuant to the reasonable requirements of the business of such Loan Party and upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate; (D) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated; or (E) Restricted Junior Payments permitted by Subsection 3.5.

3.9           Management Fees.  The Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person; except for management fees paid (A) to any Loan Party or any Excluded Subsidiary, provided, that the aggregate amount of any such fees paid to any Excluded Subsidiary by any Loan Party may not exceed $1,000,000 over the term of this Agreement, or (B) other management or similar fees reasonably satisfactory to Requisite Lenders.

3.10           Conduct of Business.  Other than Equity Interests excluded from the Collateral by Section 2.3(G) of the Pledge and Security Agreement, the Loan Parties will not, and will not permit their respective Subsidiaries to, directly or indirectly, engage in any business other than businesses of owning, constructing, managing, operating and investing (subject to Subsection 3.3) in Communications Systems or other businesses related or incidental thereto.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

3.11          Fiscal Year.  The Loan Parties will not, and will not permit their respective Subsidiaries to, change their fiscal year from a fiscal year ending on December 31 of each year.

3.12          Modification of Agreements.  The Loan Parties will not, and will not permit their respective Subsidiaries to, amend, modify or change, or consent or agree to any amendment, modification, change or consent to or regarding, any of the terms of any Material Contracts, except to the extent such change, amendment, modification or consent (i) is not materially adverse to Administrative Agent or any Lender or (ii) would not have a Material Adverse Effect.

3.13          Inconsistent Agreements.  The Loan Parties will not, and will not permit their respective Subsidiaries to, enter into any agreement containing any provision which would (A) be violated or breached by any borrowing by Borrower hereunder or by the performance by the Loan Parties or their respective Subsidiaries of any of their obligations hereunder or under any other Loan Document (other than permitted Capital Leases and purchase money security agreements); (B) create or permit to exist or become effective any consensual encumbrance or restriction on the ability of such Loan Party or Subsidiary to (i) pay dividends or make other distributions to its parent or any other applicable Subsidiary of its parent, or pay any Indebtedness owed to its parent or any Subsidiary of its parent, (ii) make loans or advances to its parent or (iii) transfer any of its assets or properties to its parent; in each case, other than (a) restrictions affecting non-wholly-owned Subsidiaries, (b) customary non-assignment clauses in leases, licenses, documents regarding Equity Interests excluded from the Collateral by Section 2.3(G) of the Pledge and Security Agreement, and other agreements entered into in the ordinary course of business or (c) restrictions imposed by Applicable Law.

3.14          Hedge Agreements.  The Loan Parties will not, and will not permit their respective Subsidiaries to, engage in any speculative transactions or in any transaction involving a Hedge Agreement except as required by Subsection 2.13 or for the sole purpose of hedging in the normal course of business.

3.15          Ownership of Licenses.  Except as noted on Schedule 5.13(A) or pursuant to a permitted Asset Disposition, the Loan Parties will not permit any License issued by the United States of America, or state or any political subdivision thereof, including any agency or commission of any thereof, and utilized in the business of such Loan Party or any of its respective Subsidiaries to be issued to, assigned to, transferred to or acquired by any Subsidiary or Affiliate of a Loan Party who is not a Loan Party or a Subsidiary of a Loan Party whose ownership interests are subject to a valid and perfected first priority Lien in favor of the Secured Parties pursuant to the Pledge and Security Agreement.

3.16          Borrower as Holding Company.  Borrower shall not conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the capital stock or other equity interests of its direct Subsidiaries and the execution and performance of contractual and similar obligations (other than Material Contracts unless the same have been previously disclosed to Administrative Agent) on behalf of itself and the other Loan Parties and their Subsidiaries.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

SECTION 4
FINANCIAL COVENANTS AND REPORTING

The Loan Parties hereby covenant and agree that so long as this Agreement is in effect, unless Requisite Lenders shall otherwise give their prior written consent, the Loan Parties shall perform and comply with, and shall cause each of their respective Subsidiaries to perform and comply with, all covenants in this Section 4. For the purposes of this Section 4, all covenants calculated for Borrower shall be calculated on a consolidated basis for Borrower and its Subsidiaries.

4.1           Total Leverage Ratio.  Commencing on the Amendment Date, Borrower shall maintain at all times, measured at each fiscal quarter end, a Total Leverage Ratio of less than or equal to the ratio set forth below opposite such date:

Date	Covenant
Amendment Date through March 31, 2014	3.00:1.00
April 1, 2014 through March 31, 2015	2.50:1.00
April 1, 2015 and thereafter	2.00:1.00

4.2           Debt Service Coverage Ratio.  Commencing on the Amendment Date, Borrower shall maintain at all times, measured at each fiscal quarter end, a Debt Service Coverage Ratio greater than 2.50: 1.00.

4.3           Equity to Assets Ratio.  Commencing on the Amendment Date, Borrower shall maintain at all times, measured at each fiscal quarter end, an Equity to Assets Ratio greater than the ratio set forth below opposite such date:

Date	Covenant
Amendment Date through December 31, 2013	0.300:1.00
January 1, 2014 through December 31, 2014	0.325:1.00
January 1, 2015 and thereafter	0.350:1.00

4.4           Intentionally deleted.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

4.5           Intentionally deleted.

4.6           Financial Statements and Other Reports.  The Loan Parties will maintain, and will cause their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP consistently applied (it being understood that quarterly financial statements are not required to have footnote disclosures or reflect year end adjustments).  Borrower will deliver or cause to be delivered each of the financial statements and other reports described below to Administrative Agent.

(A)           Quarterly Financials; Other Quarterly Reports.  As soon as available and in any event no later than the earlier to occur of (i) 10 days after the date that Borrower is or would be required to file Borrower’s quarterly report with the Securities and Exchange Commission (the “SEC”) as part of Borrower’s periodic reporting (whether or not Borrower is subject to such reporting requirements) and (ii) 55 days after the end of the first three (3) fiscal quarters of each fiscal year of Borrower, Borrower will deliver (1) consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such fiscal quarter, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year of Borrower to the end of such quarter (which requirement shall be deemed satisfied by the delivery of Borrower’s quarterly report on Form 10-Q (or any successor form) for such quarter) and (2) consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such fiscal quarter, and the related consolidating statements of income for such fiscal quarter and for the period from the beginning of the then current fiscal year of Borrower to the end of such quarter.

(B)           Year-End Financials.  As soon as available and in any event no later than the earlier to occur of (i) 10 days after the date that Borrower is or would be required to file Borrower’s annual report with the SEC as part of Borrower’s periodic reporting (whether or not Borrower is subject to such reporting requirements), and (ii) 100 days after the end of each fiscal year of Borrower, Borrower will deliver (1) consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year (which requirement shall be deemed satisfied by the delivery of Borrower’s Annual Report on Form 10-K (or any successor form) for such year), (2) consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such year, and the related consolidating statements of income for such fiscal year and (3) a report with respect to the financial statements received pursuant to this Subsection 4.6(B) from KPMG LLP or another firm of independent certified public accountants of recognized national standing selected by Borrower and reasonably acceptable to Administrative Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”), as amended, entitled “Reports on Audited Financial Statements” and such report shall be without any material qualification or exception as to the scope of such audit or any “going concern” qualification.

(C)           Compliance Certificates.  Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Subsections 4.6(A) and (B), Borrower will deliver or cause to be delivered a fully and properly completed compliance certificate in substantially the same form as Exhibit 4.6(C) (each, a “Compliance Certificate”) signed by either the chief executive officer or the chief financial officer of Borrower.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(D)           Annual Officer's Certificate.  Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Subsection 4.6(B),  Borrower will deliver to Administrative Agent an annual officer's certificate in substantially the same form as Exhibit 4.6(D) (each, an “Annual Officer's Certificate”) signed by either the chief executive officer or the chief financial officer (i) either confirming the Annexes to the Pledge and Security Agreement and Schedule 5.19 of the Credit Agreement delivered on the Amendment Date or the date of the most recent certificate delivered pursuant to this Subsection 4.6(D) are true, complete and correct in all material respects as of such date or attaching thereto Annexes to the Pledge and Security Agreement and Schedule 5.19 of the Credit Agreement (including any changes of which Borrower has provided notice to Administrative Agent pursuant to the terms of the Pledge and Security Agreement but which have not been identified in a certificate delivered pursuant to this Subsection 4.6(D)) that are true, correct and complete as of such date,  (ii) certifying that Borrower has provided or caused to be provided or will provide or cause to be provided promptly (and no later than thirty 30 days from such request by Administrative Agent or such later date as Administrative Agent specifies in writing in its reasonable discretion) to Administrative Agent, for the benefit of the Secured Parties, executed account control agreements with respect to any Material Account specified by Administrative Agent, all in form and substance reasonably satisfactory to Administrative Agent, from the appropriate depository institutions, securities intermediaries or other entities holding such deposit, investment or other accounts; and such account control agreements are in full force and effect as of the date hereof, and (iii) certifying that Borrower has provided or caused to be provided or will provide or cause to be provided promptly (and no later than thirty 30 days from such request by Administrative Agent or such later date as Administrative Agent specifies in writing in its reasonable discretion) to Administrative Agent, for the benefit of the Secured Parties, executed mortgages or equivalent under Applicable Law, title commitments, environmental questionnaires, further Phase I or Phase II reports, fixture filings, legal opinions, landlord consents and flood insurance, and such other documents or instruments specified by Administrative Agent with respect to any of the Material Owned Property and Material Leased Property of any Loan Party, as specified by Administrative Agent, all in form and substance reasonably satisfactory to Administrative Agent; and the same are in full force and effect as of the date hereof.

(E)           Accountants’ Reports.  Promptly upon receipt thereof, Borrower will deliver or cause to be delivered copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of financial statements or related internal control systems of Borrower made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(F)           Management Report.  If Borrower is no longer subject to reporting requirements of the Act, together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Subsections 4.6(A) and 4.6(B), Borrower will deliver or cause to be delivered reports in scope and content substantively similar to its present SEC reporting. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer or chief operating officer of Borrower, respectively, to the effect that, to his or her knowledge after reasonable diligence, such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(G)           Budget.  (i) As soon as reasonably available, but in any event within 30 days after the first day of each fiscal year of Borrower occurring during the term hereof, Borrower shall deliver or cause to be delivered operating and capital spending budgets (the “Budgets”) of Borrower and its Subsidiaries for such fiscal year, quarter by quarter and (ii) promptly after becoming aware thereof, Borrower will deliver or cause to be delivered any material amendment to or deviation from such Budgets.

(H)           Events of Default, Etc.  Promptly upon any officer of any Loan Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by any Loan Party or any of their respective Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer or chief financial officer specifying the nature and period of existence of such event or condition and what action, if any, such Loan Party or such Subsidiary has taken, is taking and proposes to take with respect thereto:  (i) any Event of Default or Default; or (ii) any notice that any Person has given to any Loan Party or any of their respective Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Subsection 6.1(B).

(I)            Litigation.  Promptly upon any officer of any Loan Party obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any of its respective Subsidiaries not previously disclosed by Borrower to Administrative Agent or (ii) any development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any of its respective Subsidiaries which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Administrative Agent and provide such other information as may be requested by Administrative Agent and reasonably available to any Loan Party or its respective Subsidiaries to enable Administrative Agent and its counsel to evaluate such matter.

(J)            Regulatory and Other Notices.  Promptly after filing, receipt or becoming aware thereof, Borrower will deliver or cause to be delivered copies of any filings or communications sent to, or notices and other communications received by, any Loan Party or any of its respective Subsidiaries from any Governmental Authority, including the FCC, any applicable PUC (including any cable franchising authority) and the SEC, relating to any noncompliance by any Loan Party or any of its respective Subsidiaries with any law or with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.

(K)           Material Adverse Effect.  Promptly after becoming aware thereof, Borrower will give notice to Administrative Agent and Lenders of any change in events or changes in facts or circumstances affecting any Loan Party or any of their respective Subsidiaries which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(L)           Environmental Notices.  Promptly after becoming aware of any material violation by any Loan Party or any of its respective Subsidiaries of Environmental Laws or promptly upon receipt of any notice that a Governmental Authority has asserted that any Loan Party or any of its respective Subsidiaries is not in compliance with Environmental Laws or that its compliance is being investigated, and, in either case, the same could reasonably be expected to have a Material Adverse Effect, Borrower will give notice to Administrative Agent and Lenders thereof and provide such other information as may be reasonably available to any Loan Party or any of its respective Subsidiaries to enable Administrative Agent and Lenders to reasonably evaluate such matter.

(M)          ERISA Events.  Immediately after becoming aware of any ERISA Event, accompanied by any materials required to be filed with the PBGC with respect thereto; immediately after any Loan Party’s or any of its respective Subsidiaries’ receipt of any notice concerning the institution of proceedings by the PBGC pursuant to Section 4042 of ERISA to involuntarily terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; immediately upon the establishment of any Pension Plan not existing at the Closing Date or the commencement of contributions by any Loan Party or any of its respective Subsidiaries to any Pension Plan to which any Loan Party or any of its respective Subsidiaries was not contributing at the Closing Date; and immediately upon becoming aware of any other event or condition regarding a Plan or any Loan Party’s or any of its respective Subsidiaries’ or an ERISA Affiliate’s compliance with ERISA which could reasonably be expected to have a Material Adverse Effect, Borrower will give notice to Administrative Agent and Lenders thereof and provide such other information as may be reasonably available to any Loan Party or any such Subsidiary to enable Administrative Agent and Lenders to reasonably evaluate such matter.

(N)           Other Information.  With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party or any of its respective Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

4.7           Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Except as otherwise expressly provided, financial statements and other information furnished to Administrative Agent pursuant to this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation.  In the event of an Accounting Change (as defined below) that results in a change in any calculations required by Section 4 of this Agreement that would not have resulted had such Accounting Change not occurred, the parties hereto agree to enter into negotiations in good faith in order to amend such provisions so as to equitably reflect such Accounting Change such that the criteria for evaluating compliance with such covenants shall be the same after such Accounting Change as if such Accounting Change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with Subsections 3.1 and 3.4 and Section 4 of this Agreement shall be given effect until such provisions are amended to reflect such change in GAAP.  “Accounting Change” means any change in accounting principles that is required or permitted hereafter by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto) and such change is adopted by Borrower and the other Loan Parties and their respective Subsidiaries with the agreement of their accountants.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

SECTION 5
REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and Lenders to enter into this Agreement and to make Loans, each of the Loan Parties hereby represents and warrants to Administrative Agent and each Lender on the date hereof, on the Amendment Date, on the date of each request for a Loan, and on each Funding Date, that the following statements are true, correct and complete:

5.1           Disclosure.  The written information furnished by or on behalf of the Loan Parties or any of their respective Subsidiaries contained in this Agreement, the financial statements referred to in Subsection 5.8 and any other document, certificate or written statement furnished to Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document (other than projections or information regarding general industry or economic conditions), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same was made.  Any projections and any information regarding general industry or economic conditions provided by or on behalf of the Loan Parties or any of their respective Subsidiaries have been prepared by management in good faith and based upon assumptions believed by management to be reasonable at the time the projections were prepared.

5.2           No Material Adverse Effect.  Since December 31, 2011, there has been no event or change in facts or circumstances affecting the Loan Parties or any of their respective Subsidiaries which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.

5.3           Organization, Powers, Authorization and Good Standing.

(A)           Organization and Powers.  Each of the Loan Parties and their respective Subsidiaries is a limited liability company, corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation (which jurisdiction is set forth on Schedule 5.3(A)).  Except as disclosed on Schedule 5.3(A), each of the Loan Parties and their respective Subsidiaries has all requisite legal power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to carry out its respective obligations with respect thereto.

(B)           Authorization; Binding Obligation.  Each of the Loan Parties and their respective Subsidiaries has taken all necessary limited liability company, partnership, corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party. This Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto (other than Administrative Agent and Lenders), each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as such enforcement may be limited by (i) any Debtor Relief Laws from time to time in effect  and (ii) general principles of equity.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(C)           Qualification.  Each of the Loan Parties and their respective Subsidiaries is duly qualified and authorized to do business and in good standing in each jurisdiction where the nature of its business and operations requires such qualification and authorization, except where the failure to be so qualified, authorized and in good standing could not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, all jurisdictions in which each Loan Party and its respective Subsidiaries is qualified and authorized to do business are set forth on Schedule 5.3(C).

5.4           Compliance of Loan Documents and Borrowings.  Except as set forth on Schedule 5.4(A), the execution, delivery and performance by the Loan Parties and their respective Subsidiaries of the Loan Documents to which each such Person is a party, the borrowings hereunder and the transactions contemplated hereby and thereby do not and will not, by the passage of time, the giving of notice or otherwise, (A) require any Governmental Approval or violate any Applicable Law relating to the Loan Parties or any of their respective Subsidiaries, (B) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Loan Parties or any of their respective Subsidiaries or any Material Contract to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person or (C) except as required or permitted under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person.

5.5           Compliance with Applicable Law; Governmental Approvals.  Each of the Loan Parties and their respective Subsidiaries (A) has, or has the right to use, all material Governmental Approvals, including the Licenses, required by any Applicable Law for it to conduct its business, to execute, deliver and perform each of the Loan Documents, and (B) is in material compliance with each Governmental Approval, including the Licenses, applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties the violation of which could reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 5.4(A), each such Governmental Approval is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or threatened attack by direct or collateral proceeding.

5.6           Tax Returns and Payments.  Each of the Loan Parties and their respective Subsidiaries have duly filed or caused to be filed all federal and all material state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal and all material state, local and other Taxes upon it and its property, income, profits and assets which are due and payable, except where the payment of such Tax is being diligently contested in good faith and adequate reserves therefor have been established in compliance with GAAP.  The charges, accruals and reserves on the books of the Loan Parties and their respective Subsidiaries in respect of federal, state, local and other Taxes for all fiscal years and portions thereof are, in the judgment of the Loan Parties, adequate, and neither the Loan Parties nor any of their respective Subsidiaries anticipate any additional material Taxes for any of such years.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

5.7           Environmental Matters.  Each of the Loan Parties and their respective Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, and there is no contamination or material violation of applicable Environmental Laws at, under or about such properties or such operations of the Loan Parties and their respective Subsidiaries which would interfere in any material respect with the continued operation of such properties or impair in any material respect the fair saleable value thereof or with such operations, except for any such violations or contamination as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8           Financial Statements.

(A)           All financial statements concerning the Loan Parties and their respective Subsidiaries which have been furnished to Administrative Agent and Lenders pursuant to this Agreement have been prepared in accordance with GAAP consistently applied (except as disclosed therein and, in the case of unaudited financial statements, except for the absence of notes and for year-end adjustments) and present fairly in all material respects the financial condition of the Persons covered thereby as of the date thereof and the results of their operations for the periods covered thereby and do and will disclose all material liabilities and Contingent Obligations of any of the Loan Parties or their respective Subsidiaries as at the dates thereof.

(B)           All Budgets concerning the Loan Parties and their respective Subsidiaries which have been furnished to Administrative Agent or Lenders were prepared in good faith by or on behalf of such Loan Party and such Subsidiaries.

5.9           Intellectual Property.  Each of the Loan Parties and their respective Subsidiaries owns, or possesses through valid licensing arrangements, the right to use all patents, copyrights, trademarks, trade names, service marks, technology know-how and processes necessary for the conduct of its business as currently or anticipated to be conducted (collectively, the “Intellectual Property Rights”) without infringing upon any validly asserted rights of others, except for any Intellectual Property Rights the absence of which could not reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights except to the extent the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Loan Parties nor any of their respective Subsidiaries has been threatened in writing with any litigation regarding Intellectual Property Rights that would present a material impediment to the business of any such Person.

5.10           Litigation, Investigations, Audits, Etc.  There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Loan Parties, threatened against the Loan Parties or any of their respective Subsidiaries or any of their respective properties, including the Licenses, in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC or any PUC), except such as (A) affect the telecommunications industry generally, (B) do not call into question the validity or enforceability of this Agreement or any other Loan Document or any Lien or Security Interest created hereunder, or (C) individually or collectively would not reasonably be expected to have a Material Adverse Effect.  To the Loan Parties’ knowledge, none of the Loan Parties or any of their respective Subsidiaries are the subject of any review or audit by the IRS or any investigation by any Governmental Authority concerning the violation or possible violation of any law (other than routine audits by the IRS or other Governmental Authority).

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

5.11           Employee Labor Matters.  (A) None of the Loan Parties, their respective Subsidiaries or their respective employees are subject to any collective bargaining agreement, (B) no petition for certification or union election is pending with respect to the employees of any such Person and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any such Person and (C) there are no strikes, slowdowns, unfair labor practice complaints, work stoppages or controversies pending or, to the knowledge of the Loan Parties after due inquiry, threatened between any such Person and its respective employees, other than employee grievances arising in the ordinary course of business that would not (in the case of each of clauses (A), (B) or (C) above) reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.12           ERISA Compliance.

(A)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and other federal or state law except for any noncompliance that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each Plan, other than a Multi-employer Plan, which is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the IRS or is adopted by means of a master or prototype plan that has received a favorable opinion letter upon which the Loan Parties and any ERISA Affiliates are entitled to rely and to the best knowledge of the Loan Parties, nothing has occurred that would cause the loss of such qualification.  The Loan Parties and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the IRC, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan.

(B)           There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to have a Material Adverse Effect.

(C)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded liability; (iii) neither the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could subject any Person to Section 4069 or 4212(c) of ERISA.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

5.13          Communications Regulatory Matters.

(A)           As of the date hereof, Schedule 5.13(A) sets forth a true, correct and complete list of the following information for each License issued to, assigned or transferred to, or utilized by any Loan Party or its respective Subsidiaries:  the name of the licensee or franchisee, the type of service, the expiration date and the geographic area covered by such License.  Other than as set forth in Schedule 5.13(A) or pursuant to a permitted Asset Disposition, each License is held by a Loan Party or a wholly-owned Subsidiary of a Loan Party whose equity interests are subject to a valid and perfected first priority Lien in favor of the Secured Parties pursuant to the Pledge and Security Agreement.

(B)           The Licenses are valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of such Licenses.  Each Loan Party or Subsidiary of a Loan Party holding a License has all requisite power and authority required under any Applicable Law (including, without limitation, the Communications Act and PUC Laws) to hold the Licenses and to own and operate the Communications Systems.  The Licenses constitute in all material respects all of the Licenses necessary for the operation of the Communications Systems in the same manner as they are presently operated.  No event has occurred and is continuing which could reasonably be expected to (i) result in the imposition of a material forfeiture or the suspension, revocation, termination or adverse modification of any such License or (ii) materially and adversely affect any rights of the Loan Parties or their respective Subsidiaries thereunder.  Neither the Loan Parties nor any of their Subsidiaries have reason to believe or have knowledge that any License will not be renewed in the ordinary course.  Neither the Loan Parties nor any of their respective Subsidiaries are a party to any investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, PUC or any applicable Governmental Authority, and there are no proceedings pending by or before the FCC, PUC or any applicable Governmental Authority which could in any manner threaten or adversely affect the validity of any License, other than, in each case, such matters as individually or collectively would not reasonably be expected to have a Material Adverse Effect.

(C)           All of the material properties, equipment and systems owned, leased, subleased or managed by the Loan Parties or their respective Subsidiaries are, and all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear and casualty events excepted) and are and will be in compliance with all terms and conditions of the Licenses and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers.

(D)           Each of the Loan Parties and their respective Subsidiaries has made all material filings which are required to be filed by it, paid all material franchise, license or other fees and charges related to the Licenses or which have become due pursuant to any Governmental Approval in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

5.14          Perfection.  Each of the Security Documents is effective to create in favor of Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Collateral covered thereby (the “Security Agreement Collateral”) and, when (A) financing statements and other filings in appropriate form are filed in the appropriate offices and (B) upon the taking of possession or control by Administrative Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Administrative Agent to the extent possession or control by Administrative Agent is required by each Security Document), the Lien created by such Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction or as to which the steps to effect such perfection are not required to be taken under the Security Documents), in each case subject to no Liens other than Liens permitted hereunder.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

5.15          Solvency.  Each of the Loan Parties, the Excluded Subsidiaries, and their respective Subsidiaries:  (A) owns and will own assets the present fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of such Loan Party or Excluded Subsidiary and, in each case, its respective Subsidiaries, and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts and liabilities as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Loan Party, such Excluded Subsidiary, or such Subsidiary of a Loan Party or an Excluded Subsidiary; (B) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (C) does not intend to incur and does not believe that it will incur debts and liabilities beyond its ability to pay such debts and liabilities as they become due.

5.16          Investment Company Act.  None of the Loan Parties or any of their respective Subsidiaries is an “investment company” as that term is defined in the Investment Company Act of 1940, as amended.

5.17          Certain Agreements and Material Contracts.  Borrower has performed all of its material obligations under the Material Contracts required to be performed by it as of the date of this Agreement.  Each Material Contract is in full force and effect in accordance with the terms thereof and to the extent provided therein, except for such defaults under any Material Contract that would not reasonably be expected to result in a Material Adverse Effect.  Other than the Loan Documents and any documents executed in connection with Indebtedness permitted under Subsection 3.1, Borrower is not a party to any loan agreement, indenture, guaranty, Capital Lease or other similar credit or reimbursement agreement.

5.18          Title to Properties.  The Loan Parties and their respective Subsidiaries have such title or leasehold interest in and to the real property or interests therein, and easements, licenses and similar rights in real estate, owned or leased by them as is necessary to the conduct of their business and valid and legal title or leasehold interest in and to all of their personal property, including those reflected on the balance sheets of the Loan Parties and their respective Subsidiaries delivered as described in Subsection 5.8, except those which have been disposed of by the Loan Parties and their respective Subsidiaries subsequent to such date pursuant to transactions permitted hereunder.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

5.19          Subsidiaries.  Schedule 5.19 sets forth a complete and accurate list of all direct or indirect Subsidiaries of the Loan Parties as of the Amendment Date or as of the most recent Annual Officer’s Certificate, including for each such Subsidiary whether such Subsidiary is wholly owned by the applicable Loan Party, and if not, the percentage ownership of such Loan Party or its Subsidiary in such Subsidiary.

5.20          Transactions with Affiliates.  No Affiliate of any Loan Party or any Subsidiary of any Loan Party is a party to any agreement, contract, commitment or transaction with such Loan Party or Subsidiary or has any material interest in any material property used by such Loan Party or Subsidiary, except as permitted by Subsections 3.8 and 3.9.

5.21          Patriot Act.  Each of the Loan Parties and their respective Subsidiaries is in compliance, in all material respects, with the (A) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (B) Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 6
EVENTS OF DEFAULT AND RIGHTS AND REMEDIES

6.1           Event of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(A)           Payment.  Failure to repay any outstanding principal amount of the Loans at the time required pursuant to this Agreement, or failure of any Loan Party to pay when due any interest on any Loan, any other amount due under this Agreement or any of the other Loan Documents, or any other Secured Obligation; or

(B)           Default in Other Agreements.  (i) Failure of any Loan Party or any of its respective Subsidiaries to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligation; (ii) any other breach or default of any Loan Party or any of its respective Subsidiaries with respect to any Indebtedness (other than the Loans), the effect of such breach or default (either individually or in the aggregate with any other breaches or defaults under this clause (ii)) is to cause or to permit the holder or holders then to cause any Indebtedness having a principal amount in excess of $500,000 individually or $1,000,000 in the aggregate to become or be declared due prior to its stated maturity; or (iii) an Event of Termination (as such term is defined in the Sprint Nextel Agreements) under the Sprint Nextel Agreements; or

(C)           Breach of Certain Provisions.  Failure of any Loan Party or any of its respective Subsidiaries to perform or comply with any term or condition (i) contained in that portion of Subsection 2.2 relating to such Loan Party’s or its respective Subsidiaries’ obligation to maintain insurance, Subsections 2.4, 2.5 or 2.15, Section 3, or Subsections 4.1, 4.2, 4.3, 4.6(A), 4.6(B), 4.6(C), or 4.6(H); or

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(D)           Breach of Warranty.  Any representation, warranty, certification or other statement made by any Loan Party or any of its respective Subsidiaries in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its respective Subsidiaries in writing pursuant to any Loan Document is false on the date made or deemed made (i) as stated if such representation or warranty contains an express material qualification or (ii) in any material respect if such representation or warranty does not contain such qualification; or

(E)           Other Defaults Under Loan Documents.  (i) Failure of any Loan Party or any of its respective Subsidiaries to perform or comply with any term or condition contained in Subsection 4.6 other than those portions of Subsection 4.6 addressed in Subsection 6.1(C) and such failure is not remedied or waived within 15 days; or (ii) any Loan Party or any of its respective Subsidiaries breaches or defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents not specifically covered in Subsections 6.1(A), (B), (C), (D) or (E)(i) and such default is not remedied or waived within 30 days after the earlier of (i) the date any Loan Party or any such Subsidiary knows or reasonably should have known of such breach or default or (ii) the date of receipt by any Loan Party or such other party of notice from Administrative Agent or Requisite Lenders of such breach or default (other than occurrences described in other provisions of this Subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

(F)           Involuntary Bankruptcy; Appointment of Receiver; Etc.  (i) A court enters a decree or order for relief with respect to any Loan Party or any of its respective Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law within 60 days; or (ii) the continuance of any of the following events for 60 days unless dismissed, bonded or discharged:  (1) an involuntary case is commenced against any Loan Party or any of its respective Subsidiaries under any Debtor Relief Law now or hereafter in effect; or (2) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any of its respective Subsidiaries or over all or a substantial part of its property, is entered; or (3) an interim receiver, trustee or other custodian is appointed without the consent of any Loan Party or any of its respective Subsidiaries, for all or a substantial part of the property of any Loan Party or any of its respective Subsidiaries; or

(G)           Voluntary Bankruptcy; Appointment of Receiver; Etc.  Any Loan Party or any of its respective Subsidiaries (i) commences a voluntary case under or files a petition seeking to take advantage of any Debtor Relief Law, or consents to, or fails to contest in a timely and appropriate manner, the entry of an order for relief in an involuntary case, the conversion of an involuntary case to a voluntary case under any such law, or the appointment of or taking possession by a receiver, trustee or other custodian of all or a substantial part of the property; or (ii) makes any assignment for the benefit of creditors; or (iii) the Board of Directors of any Loan Party or any of its respective Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Subsection 6.1(G); or

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(H)           Governmental Liens.  Any Lien, levy or assessment (other than Permitted Encumbrances) is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the other assets of any Loan Party or any of its respective Subsidiaries by the United States or any other country or any department or instrumentality thereof or by any state, county, municipality or other Governmental Authority and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(I)            Judgment and Attachments.  Any money judgment, writ or warrant of attachment or similar process (other than those described in Subsection 6.1(H)) involving an amount in any individual case or in the aggregate for or against one or more of the Loan Parties or their respective Subsidiaries in excess of $500,000 (not adequately covered by insurance as to which the insurance company has not denied coverage) is entered or filed against any Loan Party or any of its respective Subsidiaries and/or any of its respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of 60 days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(J)            Dissolution.  Any order, judgment or decree is entered against any Loan Party or any of its respective Subsidiaries decreeing the dissolution or split up of any Loan Party or any of its respective Subsidiaries and such order remains undischarged or unstayed for a period in excess of 30 days; or

(K)           Solvency.  Any Loan Party, any Excluded Subsidiary, or, in each case, any of its respective Subsidiaries ceases to be solvent or any Loan Party, any Excluded Subsidiary, or any of its respective Subsidiaries admits in writing its present or prospective inability to pay its debts as they become due; or

(L)           Injunction.  Any Loan Party or any of its respective Subsidiaries are enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any substantial part of the business of the Loan Parties and their Subsidiaries, taken as a whole, and such order continues for more than 15 days; or

(M)           ERISA; Pension Plans.  (i) Any Loan Party or any of its respective Subsidiaries fails to make full payment when due of all amounts which, under the provisions of any Plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or could reasonably be expected to have a Material Adverse Effect; or (ii) an accumulated funding deficiency occurs or exists, whether or not waived, with respect to any such Plans; or (iii) any Plan of any Loan Party or any of its respective Subsidiaries loses its status as a qualified plan under the IRC and such loss results in or could reasonably be expected to have a Material Adverse Effect; or

(N)           Environmental Matters.  Any Loan Party or any of its respective Subsidiaries fails to: (i) obtain or maintain any operating licenses or permits required by environmental authorities; (ii) begin, continue or complete any remediation activities as required by any environmental authorities; (iii) store or dispose of any hazardous materials in accordance with applicable Environmental Laws; or (iv) comply with any other Environmental Laws, if in any such case such failure could reasonably be expected to have a Material Adverse Effect; or

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(O)           Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party or any of its respective Subsidiaries denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(P)           Failure of Security.  Administrative Agent, for the benefit of itself, and Lenders, does not have or ceases to have a valid and perfected first priority security interest (subject to Permitted Encumbrances) in the Collateral to the extent required by the Pledge and Security Agreement or by any other Loan Documents or any substantial portion thereof, or any Loan Party denies the validity, perfection or first priority of such security interest or gives notice to such effect; or

(Q)           Change in Control.  A Change of Control occurs; or

(R)           Expropriation.  Any federal, state or local Governmental Authority takes any action to expropriate or condemn all or any material portion of the assets of Borrower, any Loan Party, or any Subsidiary of any Loan Party; or

(S)           FCC, PUC Cable Matters.  Any License necessary for the ownership or operation of the Communications Systems shall be cancelled, expired, revoked, terminated, rescinded, annulled, suspended, or modified or shall no longer be in full force and effect and the result of such action has, or would reasonably be expected to have, a Material Adverse Effect; or

(T)           Material Adverse Change.  Any event, change or condition not referred to elsewhere in this Section 6 should occur that results in a Material Adverse Effect on the Loan Parties or any of their respective Subsidiaries.

6.2           Termination of Loan Commitments.  Upon the occurrence and during the continuation of any Event of Default, and without limiting any other right or remedy hereunder, Administrative Agent, upon the request of the Requisite Lenders (subject to the first sentence of Subsection 6.3 below), shall declare that all or any portion of the Loan Commitments be terminated, whereupon the obligations of each Lender to make any Loan shall immediately terminate.

6.3           Acceleration.  Upon the occurrence of any Event of Default described in the foregoing Subsections 6.1(F) or 6.1(G), the unpaid principal amount of and all Breakage Fees, if any, and accrued interest and fees on the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligations of Lenders to make Loans shall thereupon terminate.  Upon the occurrence and during the continuance of any other Event of Default, Administrative Agent may, with the consent of Requisite Lenders, and, upon demand by Requisite Lenders, shall, by notice to Borrower, declare all or any portion of the Loans and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with any Breakage Fees applicable thereto, if any, and all accrued interest thereon, and upon such acceleration the obligations of Administrative Agent and Lenders to make Loans shall thereupon terminate.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

6.4           Rights of Collection.  Upon the occurrence and during the continuation of any Event of Default and at any time thereafter, unless and until such Event of Default is cured, or waived or removed in writing by Requisite Lenders, Administrative Agent may exercise on behalf of the Secured Parties all of their other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

6.5           Consents.  Borrower acknowledges that certain transactions contemplated by this Agreement and the other Loan Documents and certain actions which may be taken by Administrative Agent or Lenders in the exercise of their respective rights under this Agreement and the other Loan Documents may require the consent of a Governmental Authority.  If Administrative Agent reasonably determines that the consent of a Governmental Authority is required in connection with the execution, delivery and performance of any of the aforesaid Loan Documents or any Loan Documents delivered to Administrative Agent or Lenders in connection therewith or as a result of any action which may be taken pursuant thereto, then Borrower, at Borrower’s cost and expense, agrees to use reasonable best efforts, and to cause its Subsidiaries to use their best efforts, to secure such consent and to cooperate with Administrative Agent and Lenders in any action commenced by Administrative Agent or any Lender to secure such consent.

6.6           Performance by Administrative Agent.  If any Loan Party or any Subsidiary of a Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Administrative Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party or Subsidiary after the expiration of any cure or grace periods set forth herein.  In such event, Borrower shall be obligated, promptly upon the request of Administrative Agent, to pay to Administrative Agent any amount reasonably expended by Administrative Agent in such performance or attempted performance, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Subsection 1.2(E) from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that neither Administrative Agent nor any Lender shall have any liability or duty for the performance of any obligation of any Loan Party or any Subsidiary of a Loan Party under this Agreement or any other Loan Document.

6.7           Set Off and Sharing of Payments.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Subsection 1.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, and their respective Affiliates under this Subsection are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

6.8           Sharing of Payments by Lenders

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein (other than pursuant to Subsection 1.12(B)), then the Lender receiving such greater proportion shall (A) notify Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

6.9           Application of Payments.  Subsequent to the acceleration of the Loans pursuant to Subsection 6.3, all payments received by the Secured Parties on the Secured Obligations and on the proceeds from the enforcement of the Secured Obligations shall be applied among Administrative Agent and the other Secured Parties as follows:  first, pro rata to all Administrative Agent’s, and the other Secured Parties’ fees and expenses then due and payable; second, pro rata to all other expenses then due and payable by the Loan Parties under the Loan Documents; third, pro rata to all indemnitee obligations then due and payable by the Loan Parties under the Loan Documents; fourth, to all commitment and other fees and commissions then due and payable by the Loan Parties under the Loan Documents; fifth, pro rata to (A) accrued and unpaid interest on the Loans (pro rata) in accordance with all such amounts due on the Loans and (B) any scheduled payments (excluding termination, unwind and similar payments) due to a Secured Party on any Related Secured Hedge Agreement (pro rata with all such amounts due); sixth pro rata to (i) the principal amount of the Loans (pro rata among all Loans) and (ii) any termination, unwind and similar payments due to a Secured Party under a Related Secured Hedge Agreement (pro rata with all such amounts due); seventh pro rata to any scheduled payments (excluding termination, unwind and similar payments) due to a Secured Party on any Secured Hedge Agreement other than a Related Secured Hedge Agreement (pro rata with all such amounts due); eighth pro rata to any termination, unwind and similar payments due to a Secured Party under a Secured Hedge Agreement other than a Related Secured Hedge Agreement (pro rata with all such amounts due); and ninth to any remaining amounts due under the Secured Obligations, in that order.  Any remaining monies not applied as provided in this Subsection 6.9 shall be paid to Borrower or any Person lawfully entitled thereto.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

SECTION 7
CONDITIONS TO LOANS

The effectiveness of this Agreement and the obligations of Lenders to make Loans are subject to satisfaction of all of the applicable conditions set forth below.

7.1           Conditions to Initial Loans.  The effectiveness hereof is subject to the satisfaction of each of the following conditions:

(A)           Executed Loan Documents.  (i) This Agreement, (ii) the Notes, (iii) the Pledge and Security Agreement, (iv) the Negative Pledge Agreements, (v) the Perfection and Diligence Certificate, and (vi) all other documents, financing statements and instruments required by such agreements to be executed and delivered by the Loan Parties or any other Person on the Amendment Date shall have been duly authorized and executed by the Loan Parties or other Persons party thereto, as applicable, in form and substance satisfactory to Administrative Agent, and the Loan Parties or such other Persons, as applicable, shall have delivered sufficient original counterparts thereof to Administrative Agent for delivery to Lenders.

(B)           Control Agreements.  Administrative Agent shall have received executed account control agreements with respect to the Material Accounts as Administrative Agent has specified, in form and substance satisfactory to Administrative Agent, from the appropriate depository institutions or other entities holding such Material Accounts.

(C)           Closing Certificates; Opinions.

(i)            Officer’s Certificate.  Administrative Agent shall have received a certificate from the president, the chief executive officer or chief financial officer of Borrower on behalf of Borrower and in form and substance reasonably satisfactory to Administrative Agent, certifying, as of the Amendment Date, that (t) all representations and warranties of the Loan Parties and their respective Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; (u) there has not occurred since December 31, 2011 any event, change, circumstance, effect or state of facts that is materially adverse to the business, financial condition, operations, assets, liabilities or results of operations of any of the Loan Parties or any of their Subsidiaries, individually or in the aggregate; (v) no Loan Party nor any Subsidiary of any Loan Party is in violation of any of the covenants contained in this Agreement or in any of the other Loan Documents; (w) after giving effect to the  transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; (x) the Loan Parties and their respective Subsidiaries have satisfied each of the closing conditions to be satisfied by them hereby; (y) consolidated, Pro forma Basis calculations of the Total Leverage Ratio, Debt Service Coverage Ratio and the Equity to Assets Ratio.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(ii)            Certificates of Secretaries of the Loan Parties and the Excluded Subsidiaries.  Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Loan Party and each Excluded Subsidiary, dated as of the Amendment Date, on behalf of such Loan Party or Excluded Subsidiary and in form and substance reasonably satisfactory to Administrative Agent, certifying (w) that attached thereto is a true and complete copy of the articles of incorporation or organization, as the case may be, of such Person and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or organization; provided, however, that certification of the articles of organization of Shentel Communications by such Governmental Authority may be waived by the Administrative Agent in its sole discretion; (x) either (1) that attached thereto is a true and complete copy of the bylaws, partnership agreement or operating agreement, as the case may be, of such Person as in effect on the date of such certification or (2) no amendments have been made to the bylaws, partnership agreement or operating agreement, as the case may be, of such Person since the date of the Existing Credit Agreement or (or such later date if applicable); (y) that attached thereto is a true and complete copy of resolutions or consents duly adopted by the board of directors, members or managers of such Person, as applicable, authorizing the borrowings, pledges or guarantees contemplated hereunder, the execution, delivery and performance of this Agreement, the Pledge and Security Agreement and the other Loan Documents, and the granting of the Security Interest, as applicable; and (z) as to the incumbency and genuineness of the signature of each officer of such Person executing Loan Documents.

(iii)           Certificates of Good Standing.  Administrative Agent shall have received certificates as of a recent date of the good standing of each Loan Party and each Excluded Subsidiary under the laws of its respective jurisdiction of incorporation or organization, and such other jurisdictions as are requested by Administrative Agent; provided, however, that receipt of such a certificate with respect to Shentel Communications may be waived by the Administrative Agent in its sole discretion.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(iv)           Opinions of Counsel.  Administrative Agent shall have received favorable opinions of counsel to the Loan Parties and the Excluded Subsidiaries addressed to Administrative Agent and Lenders, dated as of the Amendment Date, with respect to the Loan Parties and the Excluded Subsidiaries, covering such matters as may be reasonably requested by Administrative Agent, including, the Loan Documents, the Security Interest, due authorization and other corporate matters and regulatory matters (including the Licenses) and which are reasonably satisfactory in form and substance to Administrative Agent.

(v)           Solvency Certificates.   Administrative Agent shall have received a certificate from the chief executive officer or the chief financial officer of each Loan Party and Excluded Subsidiary and in form and substance reasonably satisfactory to Administrative Agent, certifying, as of the Amendment Date, that such Loan Parties, Excluded Subsidiaries, and their respective Subsidiaries:  (A) owns and will own assets the present fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of such Loan Party, such Excluded Subsidiary, and, in each case, its respective Subsidiaries, and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts and liabilities as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Loan Party, such Excluded Subsidiary, or such Subsidiary of a Loan Party or an Excluded Subsidiary; (B) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (C) does not intend to incur and does not believe that it will incur debts and liabilities beyond its ability to pay such debts and liabilities as they become due.

(D)           Collateral.

(i)           Collateral Pledge.  The Loan Parties shall have effectively and validly pledged and perfected the Collateral contemplated by the Security Documents.

(ii)           Filings and Recordings.  All filings and recordings (including, all mortgages, fixture filings and transmitting utility filings) that are necessary to perfect the Security Interest in the Collateral described in the Security Documents shall have been filed or recorded in all appropriate locations and Administrative Agent shall have received evidence satisfactory to Administrative Agent that such Security Interest constitutes a valid and perfected first priority Lien therein.

(iii)           Lien Searches Against Loan Parties and Excluded Subsidiaries.  The Loan Parties shall have delivered to Administrative Agent the results of a Lien search of all filings made against each of the Loan Parties and the Excluded Subsidiaries under the applicable Uniform Commercial Code (and local tax, fixture and judgment filing offices) (1) for each Loan Party and each Excluded Subsidiary, in the state in which it is organized, (2) for each Loan Party, in each county (or independent city or town) in which it has a central office, (3) for Shenandoah Personal Communications Company and Shenandoah Mobile Company, in each county (or independent city or town) in which business is conducted by either party under the Sprint Nextel Agreements, (4) for Shenandoah Cable Television Company and Shentel Cable Company, in each county (or independent city or town) in which it regularly has gross cable billings in excess of $100,000 per month, (5) for each Loan Party that is a transmitting utility (as defined in the applicable Uniform Commercial Code), in each state in which real or personal property of such Loan Party or Excluded Subsidiary is located, and (6) for each Loan Party, in any county (or independent city or town) in which the loss of such Loan Party’s assets located in such county could reasonably be expected to have a Material Adverse Effect on the Loan Parties and their respective Subsidiaries taken as a whole, such Lien search to indicate, among other things, that the Loan Parties’ and the Excluded Subsidiaries’ assets and the ownership interests of the Loan Parties and the Excluded Subsidiaries are free and clear of any Lien, except for Permitted Encumbrances.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(iv)           Insurance.  Administrative Agent shall have received certificates of insurance in the form required under Subsection 2.2 and the Security Documents and otherwise in form and substance reasonably satisfactory to Administrative Agent.

(E)           Consents.

(i)            Governmental and Third Party Approvals.  Other than as provided in Schedule 5.4(A), the Loan Parties shall have delivered to Administrative Agent all necessary approvals, authorizations and consents, if any, of all Persons, Governmental Authorities (including the FCC and all applicable PUCs (including all applicable cable franchise authorities)) and courts having jurisdiction with respect to the execution and delivery of this Agreement and the other Loan Documents, and the granting of the Security Interest, and all such approvals shall be in form and substance reasonably satisfactory to Administrative Agent.

(ii)           Permits and Licenses.  To the extent requested, Administrative Agent shall have received copies of all material permits and licenses, including the Licenses required under Applicable Laws, for the conduct of the Loan Parties’ and their respective Subsidiaries’ businesses as conducted on such date.

(iii)           No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, nor any adverse ruling received from, any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, as determined by Administrative Agent in its reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(F)           Fees, Expenses, Taxes, Etc.  There shall have been paid by Borrower to Administrative Agent the fees set forth or referenced in Subsection 1.4 and any other invoiced and unpaid fees or commissions due hereunder (including legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents to the extent effected on or prior to such date.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(G)           Miscellaneous.

(i)            Proceedings and Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Administrative Agent.  Administrative Agent shall have received copies of all other instruments and other evidence as Administrative Agent may request, in form and substance reasonably satisfactory to Administrative Agent, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

(ii)           Litigation, Investigations, Audits, Etc.  There shall be no action, suit, proceeding or investigation pending against, or, to the knowledge of any Loan Party, threatened against any Loan Party, any of its respective Subsidiaries or any of its respective properties, including the Licenses, in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC and any applicable PUC), except such as affect the telecommunications industry generally, that could reasonably be expected to have a Material Adverse Effect.

(iii)           No Material Adverse Effect.  Since December 31, 2011, there shall not have occurred any event or condition affecting the Loan Parties or any of their respective Subsidiaries, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

7.2           Conditions to All Loans.  The several obligations of Lenders to make Loans, including the initial Loan, on any date (each such date, a “Funding Date”) are subject to the further conditions precedent set forth below:

(A)           Administrative Agent shall have received, in accordance with the provisions of Subsection 1.3, a Notice of Borrowing requesting an advance of a Loan.

(B)           The representations and warranties contained in Section 5 of this Agreement and elsewhere herein and in the Loan Documents shall be (and each request by Borrower for a Loan shall constitute a representation and warranty by the Loan Parties that such representations and warranties are) true, correct and complete in all material respects (other than any representations or warranties qualified pursuant to their terms by materiality qualifiers, which representations and warranties shall be true, correct and complete in all respects as written) on and as of such Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(C)           No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated that would constitute an Event of Default or a Default.

(D)           No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making any Loan.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(E)           All Loan Documents shall be in full force and effect.

(F)           Since the Amendment Date, there shall not have occurred any event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 8
ASSIGNMENT AND PARTICIPATION

8.1           Assignments and Participations in Loans and Notes.

(A)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (B) of this Subsection, (ii) by way of participation in accordance with the provisions of paragraph (D) of this Subsection, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (E) of this Subsection (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (including Voting Participants) to the extent provided in paragraph (D) of this Subsection and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(B)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(a)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Loan Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (B)(i)(b) of this Subsection in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(b)           in any case not described in paragraph (B)(i)(a) of this Subsection, the aggregate amount of the Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Loan Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (B)(i)(b) of this Subsection and, in addition:

(1)           the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund and CoBank is not the only Lender holding any Loan Commitment or Loan under such Facility; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by notice to Administrative Agent within 3 Business Days after having received notice thereof and provided, further, that Borrower’s consent shall not be required during the primary syndication of the Facilities;

(2)           the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolver Facility or any unfunded Loan Commitments with respect to any Term Loan Facility if such assignment is to a Person that is not a Lender with a Loan Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (a) Borrower or any of Borrower’s Affiliates or Subsidiaries or (b) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b).

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (C) of this Subsection, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Subsections 1.4(D), 1.11, 1.12, 1.13 and 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (D) of this Subsection.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(C)           Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Greenwood Village, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Loan Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(D)           Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Subsection 8.2 with respect to any payments made by such Lender to its Participant(s).  CoBank reserves the right to assign or sell participations in all or any part of its Pro Rata Share of each Loan Commitment and/or Loans on a non-patronage basis.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Subsections 9.2(A) through (H) that affects such Participant (which in the case of clauses (D), (E), (F), (G) and (H) shall be all Participants).  Borrower agrees that each Participant shall be entitled to the benefits of Subsections 1.11, 1.8, 9.1 and 1.13 (subject to the requirements and limitations therein, including the requirements under Subsection 1.13(F) (it being understood that the documentation required under Subsection 1.13(F) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (B) of this Subsection; provided that, such Participant (A) agrees to be subject to the provisions of Subsection 1.12 as if it were an assignee under paragraph (B) of this Subsection; and (B) shall not be entitled to receive any greater payment under Subsections 1.11 or 1.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Borrower's request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Subsection 1.12 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsections 6.6 and 6.7 as though it were a Lender; provided that such Participant agrees to be subject to Subsections 6.6 and 6.7 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

Any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) if Administrative Agent is other than CoBank, has been designated by notice from the selling Lender to Administrative Agent as being entitled to be accorded the right of a Voting Participant, and (iii) receives the prior written consent of Administrative Agent (such consent being required only if Administrative Agent is other than CoBank) and of Borrower (such consent being required only if an Event of Default then exists and is continuing and only as to Farm Credit Lenders not disclosed to Borrower on Schedule 8.1(D) as being a Participant as of the Amendment Date) to become a Voting Participant (a “Voting Participant”), shall be entitled to vote, and the voting rights of the selling Lender shall be correspondingly reduced, on a dollar-for-dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action to which the Lender selling such participation is entitled to vote.

(E)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

8.2           Administrative Agent.

(A)           Appointment and Authority.  Each of the Lenders and each other Secured Party on behalf of itself and its Affiliates hereby irrevocably appoints CoBank, ACB to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Subsection 8.2 are solely for the benefit of Administrative Agent, the Lenders and the other Secured Parties, and neither Borrower nor any other Loan Party nor any of their Subsidiaries shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(B)           Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(C)           Exculpatory Provisions.  (i) Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(ii)           Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 and Section 6), or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower or a Lender.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(iii)           Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (e) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(D)           Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including facsimile, e-mail, Platform, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(E)           Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Subsection 8.2 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(F)           Resignation of Administrative Agent.  (i) Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(ii)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (D) of the definition thereof, the Requisite Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (a) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Subsections 1.4(D) and 9.1 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(G)           Non-Reliance on Administrative Agent and Other Lenders  Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(H)           No Other Duties, etc.  Anything herein to the contrary notwithstanding, neither the Bookrunner nor the Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

(I)           Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Subsections 1.4 and 9.1) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Subsections 1.4 and 9.1.

(J)           Agency for Perfection; Enforcement of Security by Administrative Agent.  Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession or control.  Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such Collateral (or control thereof) to Administrative Agent or in accordance with Administrative Agent’s instructions without affecting any Lender’s right to set-off.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(K)           Collateral and Guaranty Matters.  (a) The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon termination of all Loan Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Subsection 9.2,  if approved, authorized or ratified in writing by the Requisite Lenders;

(ii)           to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Permitted Encumbrance; and

(iii)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Administrative Agent at any time, the Requisite Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Subsection 8.2(K).

(b) Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(L)           Indemnification.  Lenders will reimburse and indemnify Administrative Agent and all other Agent Parties on demand (to the extent not actually reimbursed by the Loan Parties, but without limiting the obligations of the Loan Parties under this Agreement) for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, reasonable attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent or any other Agent Parties (i) in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Administrative Agent or any other Agent Parties under this Agreement or any of the Loan Documents, and (ii) in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents in proportion to each Lender’s Pro Rata Share; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Administrative Agent’s or any other Agent Parties’ gross negligence, bad faith or willful misconduct, as determined by a final, nonappealable judgment by a court of competent jurisdiction.  If any indemnity furnished to any Agent Party for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The obligations of Lenders under this Subsection 8.2(L) shall survive the payment in full of the Obligations and the termination of this Agreement.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

8.3           Intentionally Deleted.

8.4           Disbursement of Funds.  Administrative Agent shall advise each Lender by facsimile, e-mail or other method of delivery of notice permitted by Section 9.3 of the amount of such Lender’s Pro Rata Share of any Loan requested by Borrower no later than 11:00 a.m. (Denver, Colorado time) at least two (2) Business Days immediately preceding the Funding Date applicable thereto (in the case of LIBOR Loans), otherwise no later than 4:00 p.m. (Denver, Colorado time) on the Business Day immediately preceding the Funding Date applicable thereto, and each such Lender shall pay Administrative Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Administrative Agent’s account by no later than 11:00 a.m. (Denver, Colorado time) on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Administrative Agent shall disburse to Borrower, by wire transfer of immediately available funds, that portion of such Loan as to which Administrative Agent has received funds.  In such event, Administrative Agent may, on behalf of any Lender not timely paying Administrative Agent, disburse funds to Borrower for Loans requested, subject to the provisions of Subsection 8.5(B).  Each such Lender shall reimburse Administrative Agent on demand for all funds disbursed on its behalf by Administrative Agent.  Nothing in this Subsection 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Subsection 8.5, shall be deemed to require Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.5           Disbursements of Advances; Payments.

(A)           Pro Rata Treatment; Application.  Upon receipt by Administrative Agent of each payment from Borrower hereunder, other than as described in the succeeding sentence, Administrative Agent shall promptly credit each Lender’s account with its Pro Rata Share of such payment in accordance with such Lender’s Pro Rata Share and shall promptly wire advice of the amount of such credit to each Lender.  Each payment to any Person (including Administrative Agent) of fees under or in connection with any Loan Document shall be made in like manner, but for the account of such Person (including Administrative Agent). Notwithstanding anything in this Agreement to the contrary, in the event that any Lender fails to fund its Pro Rata Share of any Loan in accordance with this Agreement (each such failing Lender, a “Non-Funding Lender”; the portion of such Loan funded by other Lenders, a “Non Pro Rata Loan”), until such Non-Funding Lender’s cure of such failure the proceeds of all amounts thereafter repaid or prepaid to Administrative Agent by or on behalf of Borrower and otherwise required to be applied to such Non-Funding Lender’s share of any of the Obligations pursuant to the terms of this Agreement shall be advanced to Borrower by Administrative Agent on behalf of such Non-Funding Lender to cure, in full or in part, such failure by such Non-Funding Lender, but shall nevertheless be deemed to have been paid to such Non-Funding Lender in satisfaction of such other Obligations; provided, however, that (i) the foregoing shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Subsections 1.2(G) and 1.3; (ii) any such Non-Funding Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan at such time as an amount equal to such Non-Funding Lender’s original Pro Rata Share of the requested principal portion of such Loan is fully funded to Borrower, whether made by such Non-Funding Lender itself or by operation of the terms of the foregoing, and whether or not the Non Pro Rata Loan with respect thereto has been repaid; (iii) amounts advanced to Borrower to cure, in full or in part, any such Non-Funding Lender’s failure to fund its Pro Rata Share of any Loan (“Cure Loans”) shall bear interest in accordance with clause (B) of this Subsection 8.5; and (iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of Borrower as to its desired application, all repayments or prepayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(B)           Availability of Lender’s Pro Rata Share.

(i)           Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Subsection 8.4 and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.  Nothing in this Subsection or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligations to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(ii)           Nothing contained in this Subsection 8.5(B) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Administrative Agent or Borrower may have against such Lender as a result of a default by such Lender under this Agreement.

(C)           Payments by Borrower; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(D)           Return of Payments.  If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

SECTION 9
MISCELLANEOUS

9.1           Indemnities.  Each Loan Party agrees to indemnify, pay, and hold each Agent Party, each Lender, and each Related Party of any Lender (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses (including reasonable fees of attorneys and consultants), damages, penalties, actions, judgments, suits and claims of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of Administrative Agent and each Lender being a party to this Agreement or otherwise in connection with this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby; provided, that the Loan Parties shall have no obligation to an Indemnitee hereunder with respect to liabilities arising from the gross negligence, willful misconduct of, or breach of any Loan Document by, that Indemnitee, in each such case as determined by a final non appealable judgment of a court of competent jurisdiction.  To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated thereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.  No Indemnitee referred to in this paragraph shall be liable for any damages arising from the use by unintended recipients of any information or any materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  This Subsection 9.1 and all indemnification provisions contained within any other Loan Document shall survive the termination of this Agreement.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

9.2           Amendments and Waivers.  Except as otherwise provided herein or therein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Requisite Lenders (or Administrative Agent, if expressly set forth herein, in any Note or in any other Loan Document); provided that, Borrower shall provide Administrative Agent with updated Schedule 5.19 from time to time as required by Subsection 4.6(D) of this Agreement, which shall upon delivery by Borrower be deemed to replace such then existing Schedules, and each such delivery shall constitute a representation by Borrower of the accuracy and completeness of such updated Schedules, but provided, however, that delivery of such updated Schedules shall not be deemed to waive any Default or Event of Default relating thereto (if any); provided further, that, notwithstanding any other provision of this Agreement to the contrary and except, with respect to an assignee or assignor hereunder, to the extent permitted by any applicable Assignment and Assumption, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders (including Voting Participants) affected thereby (which in the cases of clauses (D), (E), (F), (G) and (H) shall be all Lenders), do any of the following: (A) increase any Loan Commitment of any Lender, increase any Lender’s Pro Rata Share of any Loan Commitment, change a pro rata payment of any Lender (other than, in each case, pursuant to a Revolver Increase provided that the Lenders participating in such Revolver Increase have consented to the same); (B) reduce the principal of, rate of interest on or fees payable with respect to any Loan (other than indirectly by reason of an amendment to a defined term); (C) extend the Revolver Expiration Date or the Term Loan Maturity Date or extend any other scheduled date on which any Obligation is to be paid (other than the date of any prepayment, voluntary or mandatory); (D) change the definition of “Requisite Lenders” or change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (E) release Administrative Agent’s Lien on all or substantially all of the Collateral (except if the release of such Collateral is permitted under and effected in accordance with this Agreement or any other Loan Document) or any material guaranty of the Obligations (except to the extent expressly contemplated thereby); (F) amend or waive this Subsection 9.2 or the definitions of the terms used in this Subsection 9.2 insofar as the definitions affect the substance of this Subsection 9.2; (G) amend or waive Subsection 6.2 or the priority of payments set forth in Subsection 6.9; or (H) consent to the assignment, delegation or other transfer by any Loan Party or any Subsidiary of a Loan Party of any of its rights and obligations under any Loan Document; provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Administrative Agent under any Loan Document shall in any event be effective, unless in writing and signed by Administrative Agent, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Administrative Agent to take additional Collateral pursuant to any Loan Document.  No notice to or demand on any Loan Party or any other Person in any case shall entitle such Loan Party or such Person to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Subsection 9.2 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by Borrower, upon all the Loan Parties and their respective Subsidiaries.  For the avoidance of doubt, the Maximum Incremental Amount may be modified in writing with the consent of Borrower, Administrative Agent and Requisite Lenders.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Loan Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Loan Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of Lenders hereunder requiring any consent of Lenders).

9.3           Notices, Effectiveness; Electronic Communication

(A)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (B) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)   If to Borrower or any other Loan Party: Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, VA 22824, Attn:  Vice President Finance and Chief Financial Officer, Fax No.:  540.984.8192;

(ii) if to Administrative Agent, to CoBank, ACB at 900 Circle 75 Parkway, Suite 1400, Atlanta, Georgia 30339, Attention of Communications Banking Group (Facsimile no. (770) 618-3202; Telephone No. (770) 618-3200); email: ghancock@cobank.com) with a copy to CoBank, ACB at 5500 S. Quebec Street, Greenwood Village, Colorado 80111, Attention of Communications Banking Group (Facsimile No. (303) 224-2718; Telephone No. (303) 740-4000; email: agencybank@cobank.com);

(iii) If to a Lender to it at its address (or facsimile number or e-mail address) set forth in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be; and

(iv) as to any other party, at such other address as shall be designated by such party in a notice to the other parties.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

Any party hereto may change its address, facsimile number, telephone number, or e-mail address, by notice to the other parties.  Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices and communications sent by facsimile or e-mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that, notices and communications sent by facsimile or email to Administrative Agent shall not be effective until received by Administrative Agent.

(B)           Delivery of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or any Exhibit hereto to be executed and delivered hereunder by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart thereof.

(C)           Each Loan Party agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender shall (i) notify Administrative Agent in writing (including by e-mail) from time to time of its e-mail address to which the foregoing notice may be sent by e-mail and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the rights of Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(D)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES DO NOT WARRANT THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING  ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO BORROWER, ANY OTHER LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING FOR ANY DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF BORROWER’S, ANY LOAN PARTY’S, ADMINISTRATIVE AGENT’S, ANY LENDER’S OR ANY OTHER PERSON’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, THE INTERNET OR ANY OTHER TELECOMMUNICATIONS, ELECTRONIC OR INFORMATION TRANSMISSION SYSTEM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

9.4           Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of Administrative Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5           Marshaling; Payments Set Aside.  Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Secured Obligations.  To the extent that Borrower or any other Person makes payment(s) or Administrative Agent enforces its Liens or Administrative Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether by demand, litigation, settlement or otherwise), then to the extent of such recovery, the Secured Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6           Severability.  The invalidity, illegality, or unenforceability of any provision under the Loan Documents in any jurisdiction shall not affect or impair the remaining provisions in the Loan Documents or any such invalid, unenforceable or illegal provision in any jurisdiction in which it is not invalid, unenforceable or illegal.

9.7           Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, Lenders, or any of them, at their sole option, may make the Loan that was to have been made by Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Administrative Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8           Headings.  Section and Subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9           Applicable Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Colorado, without regard to conflicts of law principals that require or permit application of the laws of any other state or jurisdiction.

9.10           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that none of the Loan Parties may assign their respective rights or obligations hereunder without the written consent of all Lenders.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

9.11          No Fiduciary Relationship.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to the Loan Parties or their respective Subsidiaries or Affiliates by Administrative Agent or any Lender.

9.12          Construction.  Administrative Agent, each Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be constructed as if jointly drafted by Administrative Agent, each Lender and Borrower.

9.13          Confidentiality.  Each of Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (A) to its Affiliates and to its other Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (B) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (C) to the extent required by Applicable Laws or by any subpoena or similar legal process; (D) to any other party hereto; (E) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (F) subject to an agreement containing provisions substantially the same as those of this Subsection, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (G) on a confidential basis to (i)  any rating agency in connection with rating Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (H) with the consent of Borrower; or (I) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Subsection, or (y) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Subsection, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Subsection shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.14          Consent to Jurisdiction and Service of Process.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(A)           Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of Colorado sitting in Arapahoe County, and of the United States District Court of the District of Colorado, and any appellate court thereof, and agrees that all claims in respect of any such action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise may be heard and determined in such Colorado court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(B)           Waiver of Venue.  Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (A) of this Subsection.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(C)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Subsection 9.3.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

9.15          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.16           Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Loan Parties set forth in Subsections 1.4(D), 1.11, 1.13, 9.1, 9.9, 9.14 and 9.15 and the agreements of Lenders set forth in Subsection 8.2(L) (together with any other Sections and Subsections stated herein to so survive) shall survive the payment of the Loans and the termination of this Agreement.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

9.17          Entire Agreement.  This Agreement, the Notes and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

9.18          Counterparts; Integration; Effectiveness.

(A)           This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Subsections 7.1 and 7.2, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(B)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.19          Patriot Act.  Lenders notify the Loan Parties and their respective Subsidiaries that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies each of Borrower and its Subsidiaries, which information includes the name and address of such entity and other information that will allow Lenders to identify such in accordance with the Patriot Act.  Each of the Loan Parties and their respective Subsidiaries shall provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by Lenders in order to assist Lenders in maintaining compliance with the Patriot Act.

9.20          Guaranty of Secured Obligations by Guarantors.

(A)           The Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the extensions of credit hereunder, subject to the provisions of this Subsection 9.20, each Guarantor hereby agrees with Administrative Agent and the Secured Parties as follows:  each Guarantor jointly and severally hereby irrevocably and unconditionally guarantees to Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (collectively, the “Guaranteed Obligations”).

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(B)           Limitation of Guaranty.  Notwithstanding any term or provision hereof or of any other Loan Document to the contrary, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering the provisions hereof or of any other Loan Document, as such provisions relate to such Guarantor, subject to avoidance under applicable requirements of law relating to fraudulent conveyance or fraudulent transfer.  Any analysis of the provisions hereof for purposes of laws relating to fraudulent conveyance or fraudulent transfer shall take into account the contribution agreement established in Subsection 9.20(C).

(C)           Contribution by Guarantors.  To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (i) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Guaranteed Obligations and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date of enforcement.  The contribution agreement in this Subsection 9.20(C) is intended only to define the relative rights of the Guarantors and nothing set forth in this Subsection 9.20(C) is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms hereof.

(D)           Payment by Guarantors.  The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, the Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code or any other Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(E)           Liability of Guarantors Absolute.  Each Guarantor agrees that except as expressly provided in Subsection 9.20(B), its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof and subject to Subsection 9.20(B), each Guarantor agrees as follows:

(i)            this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(ii)           Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Secured Party with respect to the existence of such Event of Default;

(iii)           the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(iv)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(v)           any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (1) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (2) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (3) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (4) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (5) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Secured Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (6) exercise any other rights available to it under the Loan Documents or Secured Hedge Agreements; and

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(vi)           this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (1) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any Secured Hedge Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (2) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Secured Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Hedge Agreement or any agreement relating to such other guaranty or security; (3) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (4) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Secured Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (5) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (6) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (7) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (8) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(F)           Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Secured Parties:  (i) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (1) proceed against Borrower, (2) proceed against or exhaust any security held from Borrower, (3) proceed against or have resort to any balance of any deposit, investment or other account or credit on the books of any Secured Party in favor of Borrower or any other Person, or (4) pursue any other remedy in the power of any Secured Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence or willful misconduct, as determined by a final, nonappealable judgment by a court of competent jurisdiction; (v) (1) other than as expressly set forth in Subsection 9.20(B), any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims, and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in this Subsection 9.20 and any right to consent to any thereof; and (vii) other than as expressly set forth in Subsection 9.20(B), any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(G)           Guarantors’ Right of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been indefeasibly and irrevocably paid and satisfied in full in cash and no commitments of Administrative Agent or any Lender which would give rise to any Obligation are outstanding, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party.  In addition, until the Guaranteed Obligations shall have been indefeasibly and irrevocably paid and satisfied in full in cash and no commitments of Administrative Agent or any Lender which would give rise to any Obligations are outstanding each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Subsection 9.20(C).  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been indefeasibly and irrevocably paid and satisfied in full in cash and no commitments of Administrative Agent or any Lender which would give rise to any Obligations are outstanding, such amount shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(H)           Subrogation of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

(I)           Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly and irrevocably paid and satisfied in full in cash and no commitments of Administrative Agent or any Lender which would give rise to any Obligations are outstanding.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

(J)           Authority of Guarantors or Borrower.  It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

(K)           Financial Condition of Borrower.  Any Loan and any other extension of credit may be made to Borrower or converted or continued from time to time, and any Secured Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Secured Hedge Agreement is entered into, as the case may be.  No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents and the Secured Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Secured Party.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(L)           Bankruptcy, Etc.  (i) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any Governmental Authority resulting from any such proceeding.

Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Subsection 9.20(L)(i) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

9.21          Governmental Authority Compliance.  Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, no party hereto or thereto shall take any action under this Agreement or the other Loan Documents that would constitute or result in an assignment of any License, or a change of control of any Loan Party or Subsidiary of any Loan Party directly or indirectly holding a License, to the extent that such assignment or change of control would require the prior approval by any Governmental Authority under any Applicable Law without first obtaining such required approval.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

9.22          Effectiveness of Amendment and Restatement; No Novation.  The amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall be effective as of the Amendment Date (subject to satisfaction of all of the conditions set forth in Subsection 7.1, except as provided in the Post-Closing Letter).  All obligations and rights of the Loan Parties, Administrative Agent and Lenders arising out of or relating to the period commencing on the Amendment Date shall be governed by the terms and provisions of this Agreement; the obligations of and rights of the Loan Parties, Administrative Agent and Lenders arising out of or relating to the period prior to the Amendment Date shall continue to be governed by the Existing Credit Agreement without giving effect to the amendment and restatements provided for herein.  This Agreement shall not constitute a novation or termination of Loan Parties’ obligations under the Existing Credit Agreement or any document, note or agreement executed or delivered in connection therewith, but shall constitute an amendment and restatement of the obligations and covenants of the Loan Parties under such documents, notes and agreements, and the Loan Parties hereby reaffirm all such obligations and covenants, as amended and restated hereby.

SECTION 10
DEFINITIONS

10.1          Certain Defined Terms.  The terms defined below are used in this Agreement as so defined.  Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.

“Accounting Change” has the meaning assigned to such term in Subsection 4.7.

“Acquisition” means the acquisition, in a single transaction or in a series of related transactions, of all or any substantial portion of the assets of another Person, or at least a majority of the equity interests of another Person, in each case whether involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Act” means the Securities Exchange Act of 1934, as amended.

“Adjustment Date” means each date which is the fifth Business Day after the receipt by Administrative Agent of each Compliance Certificate and related financial statements delivered by Borrower pursuant to Subsection 4.6(C) and, in the case a decrease in an applicable margin is warranted pursuant to Subsection 1.2(B), a notice from Borrower to decrease such margin.

“Administrative Agent” means CoBank in its capacity as Administrative Agent for Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Subsection 8.2.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means, collectively, Administrative Agent and each of its Related Parties.

“Agreement” means this Amended and Restated Credit Agreement (including all schedules and exhibits hereto), as amended, modified, supplemented, extended and restated from time to time as permitted herein.

“Amendment Date” means the date of this Agreement.

“Annual Officer’s Certificate” has the meaning assigned to such term in Subsection 4.6(D).

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including the Licenses, the Communications Act, PUC Laws and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.  For the avoidance of doubt, the definition of “Applicable Law” shall include FATCA.

“Approved Fund” means any Fund that is administered or managed by (A) a Lender, (B) an Affiliate of a Lender or (C) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, redemption, dissolution, liquidation, damage, destruction, condemnation or otherwise, by any Loan Party or any Subsidiary of any Loan Party of any of the following:  (A) any of the capital stock or other equity interest of any of its Subsidiaries, or (B) any or all of its assets, other than (i) bona fide sales of inventory to customers for fair value in the ordinary course of business, (ii) dispositions of obsolete equipment not used or useful in the business of any Loan Party or any of its Subsidiaries, and (iii) sales of Cash Equivalents for fair value.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Subsection 8.1), and accepted by Administrative Agent, in substantially the form of Exhibit 10.1(A) or any other form approved by Administrative Agent.

“Available Revolver Loan Commitment” means, at any time, the Revolver Loan Commitment, as it may have been reduced or increased pursuant to this Agreement, minus the aggregate principal balance of all Revolver Loans then outstanding hereunder.

“Bankruptcy Code” means the Bankruptcy Code of the United States of America, as amended from time to time.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Base Rate” means a variable rate of interest per annum equal, on any day, to the rate established by CoBank on the first Business Day of each week as the higher of (i) 1.50% plus the higher of (x) one-week LIBOR and one-month LIBOR; and (ii) the Prime Rate.  For the purpose of this definition of “Base Rate”, “LIBOR” shall mean the one week and/or one (1) month rate (rounded upward to the nearest hundredth), as quoted by the British Bankers Association at 11:00 a.m. London time and published by Bloomberg, on the first Business Day of the week applicable to Borrower’s election of the Base Rate.

“Base Rate Loans” means Loans (or portions thereof as permitted hereunder) accruing interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means the applicable percent per annum determined in accordance with Subsection 1.2(B).

“Borrower” has the meaning assigned to such term in the Preamble.

“Business Day” means (A) for all purposes other than as covered by clause (B) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Colorado or Virginia or is a day on which banking institutions located in such jurisdictions are closed or which the Federal Reserve Banks are closed, and (B) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans, any day that is a Business Day described in clause (A) above and that is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank LIBOR market.

“Breakage Fee” has the meaning assigned to such term in Subsection 1.4(C).

“Budgets” has the meaning assigned to such term in Subsection 4.6(G).

“Calculation Period” means each period commencing on each Adjustment Date and ending on the day preceding each subsequent Adjustment Date.

“Capital Lease” means any lease of real or personal property which is required to be capitalized under GAAP or which is treated as an operating lease under regulations applicable to Borrower and its Subsidiaries but which otherwise would be required to be capitalized under GAAP.

 “Cash Equivalents” means:  (A) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States or if not so backed, then having a rating of at least A+ from Standard & Poor’s Rating Service and at least A1 from Moody’s Investors Service, Inc., in each case maturing within two (2) years from the date of acquisition thereof; (B) with the written consent of the Requisite Lenders which is hereby given, until such time as such consent is revoked, commercial paper maturing no more than 270 days from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Service or at least P-1 from Moody’s Investors Service, Inc.; (C) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (D) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $250,000 or the maximum amount of insurance applicable to the aggregate amount of the Loan Party’s deposits at such institution; and (E) Investments in CoBank or other Investments satisfactory to Administrative Agent.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means: (A) a report on Schedule 13D shall be filed with the SEC pursuant to Section 13(d) of the Act disclosing that any person other than Borrower or any employee benefit plan sponsored by Borrower, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of 30% or more of the total voting power represented by Borrower’s then outstanding voting securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire voting securities); or (B) any person, other than Borrower or any employee benefit plan sponsored by Borrower, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting securities of Borrower (or securities convertible into such voting securities) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner directly or indirectly, of 30% or more of the total voting power represented by Borrower’s then outstanding voting securities (all as calculated under clause (A)); or (C) the occurrence of (i) any consolidation or merger of Borrower in which Borrower is not the continuing or surviving corporation, or pursuant to which common shares of Borrower will be converted into cash, securities or other property, or (ii) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Borrower; or (D) any Loan Party shall cease to own 100% of the outstanding equity interests or voting power of any of its respective Subsidiaries, excluding Shentel Converged Services, Inc., that are wholly owned as of the Amendment Date; or (E) there shall have been a change in the composition of the Board of Directors of Borrower at any time during any consecutive 24 month period such that “continuing directors” cease for any reason to constitute at least a majority of the Board.  For purposes of this clause, “continuing directors” means those members of the Board who either were directors at the beginning of such consecutive 24 month period or were elected by or on the nomination or recommendation of at least a majority of the then-existing “continuing directors.”

“Closing Date” means July 30, 2010.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“CoBank” has the meaning assigned to such term in the Preamble.

“CoBank Equities” has the meaning assigned to such term in Subsection 2.7.

“Collateral” means, collectively:  (A) all “Collateral” as defined in the Security Documents; (B) all real property and interests in real property mortgaged pursuant to the Security Documents; and (C) any property or interest provided in addition to or in substitution for any of the foregoing.

“Collateral Contract Assignments” means, collectively, all collateral assignments of Material Contracts, in form and content approved by Administrative Agent, executed by a Loan Party or any of its Subsidiaries in favor of Administrative Agent, for the benefit of itself and Lenders, as required pursuant to Subsection 2.8, as amended, modified, supplemented, extended and restated from time to time.

“Commitment Fee Margin” means the applicable percent per annum determined in accordance with Subsection 1.2(B).

“Communications” means, collectively, all information, documents and other materials that any Loan Party or any Subsidiary of any Loan Party is obligated to furnish to Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), or (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor.

“Communications Act” means the Communications Act of 1934, as amended and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.

“Communications System” means a system or business providing (or capable of providing) voice, data or video transport, connection, monitoring services or other communications and/or information services (including cable television), through any means or medium, and the provision of facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection, monitoring services or other communications and/or information services, or constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in the business described above.

“Compliance Certificate” has the meaning assigned to such term in Subsection 4.6(C).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability of that Person:  (A) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid, performed or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (C) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Contingent Obligations shall also include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cure Loans” has the meaning assigned to such term in Subsection 8.5(A).

 “Debt Service Coverage Ratio” means the ratio derived by dividing (A) the result of (i) EBITDA minus (ii) cash taxes, by (B) the sum of (i) all scheduled principal payments on Indebtedness and (ii) cash interest expense, in each case for the most recently completed four fiscal quarters.

“Debtor Relief Laws” means, collectively, the Bankruptcy Code and all Other Debtor Relief Laws.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Defaulting Lender” means, subject to Subsection 1.15(B), any Lender that (A) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (B) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (C) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (C) upon receipt of such written confirmation by Administrative Agent and Borrower), (D) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (E) that has (or its parent company or a financial institution affiliate thereof has) notified Administrative Agent, or has stated publically, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (A) through (E) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Subsection 1.15(B)) upon delivery of notice of such determination to Borrower and each Lender.

“Disqualified Stock” means any capital stock or other equity interest of Borrower that is or, upon the passage of time or the occurrence of any event may become, an obligation of Borrower to redeem, purchase, retire, defease or otherwise make any payment in respect of such capital stock or other equity interest in consideration other than additional capital stock or other equity interest (other than Disqualified Stock), if such obligation matures or has the potential to mature sooner than one year after the indefeasible and irrevocable repayment and satisfaction in full in cash of all Obligations and the termination of all commitments of Administrative Agent and any Lender which could give rise to any Obligations.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“EBITDA” means, at any date of determination, on a consolidated basis, (A)  the result of (i) the sum, without duplication, of (1) net income or deficit, as the case may be, (2) total interest expense (including non-cash interest), (3) depreciation and amortization expense, (4) income taxes, (5) losses from the disposal or impairment of property and equipment and other long-term assets, including goodwill, intangibles and spectrum, (6) losses on sales of assets (excluding sales in the ordinary course of business), and (7) any other non-cash expenses, charges (including the amount of any compensation deduction as the result of any grant of capital stock or other equity interest in Borrower to employees, directors or officers of Borrower or any of its Subsidiaries), losses, or infrequent, unusual or extraordinary items reducing net income for such period to the extent such non-cash items do not represent a cash item in any future period; provided however that the items specified above in clauses (2) through (7) shall only be included to the extent such items reduce net income of Borrower; minus (ii) to the extent included in calculating net income or deficit, the sum of (1) interest income, (2) non-cash dividends and patronage income, (3) equity in earnings from unconsolidated subsidiaries and joint ventures, (4) gains from the disposal of property and equipment and other long-term assets, including goodwill, intangibles and spectrum, (5) gains on sales of assets (excluding sales in the ordinary course of business), and (6) any other non-cash gains, non-cash income or extraordinary items increasing net income, and (B) will be measured for the then most recently completed four (4) fiscal quarters, adjusted to give effect to any acquisition, sale or other disposition, directly or through a subsidiary, of any business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.  For the purposes of calculating EBITDA for any period in connection with any determination of the Total Leverage Ratio or any other financial ratio, if at any time during such period Borrower or any Subsidiary shall have made any Material Acquisition or Material Disposition, the EBITDA for such period shall be calculated on a Pro forma Basis to give effect to such Material Acquisition or Material Disposition.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the capital stock or other equity interests of a Person and (b) involves the payment of consideration by Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to Borrower and its Subsidiaries in excess of $1,000,000.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Subsection 8.1(B)(iii), (v) and (vi) (subject to any such consents, if any, as may be required under Subsection 8.1(B)(iii)).

“Environmental Laws” means all applicable federal, state or local laws, statutes, rules, regulations or ordinances, codes, common law, consent agreements, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to public health, safety or the pollution or protection of the environment, including those relating to releases, discharges, emissions, spills, leaching, or disposals of hazardous substances (including petroleum, crude oil or any fraction or derivative thereof, or other hydrocarbons) to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including petroleum, crude oil or any fraction or derivative thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited, or regulated substances, including, any such provisions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.).

“Equity” means the result of consolidated total assets minus consolidated total liabilities.

“Equity to Assets Ratio” means the ratio derived by dividing (A) Equity by (B) consolidated total assets.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Equity Interest” has the meaning assigned to such term in the Pledge and Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or under common control with any Loan Party or any Subsidiary of a Loan Party within the meaning of Sections 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

“ERISA Event” means, with respect to any Loan Party, any ERISA Affiliate or any Pension Plan, the occurrence of any of the following: (A) a Reportable Event; (B) a withdrawal by a substantial employer (as defined in Section 4001(a)(12) of ERISA) subject to Section 4063 of ERISA; (C) a cessation of operations which is treated as a withdrawal under Section 4062(e) of ERISA; (D) a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multi-employer Plan; (E) a notification that a Multi-employer Plan is in reorganization under Section 4242 of ERISA; (F) the filing of a notice of intent to terminate a Pension Plan under 4041 of ERISA; (G) the treatment of an amendment of a Pension Plan as a termination under 4041 of ERISA; (H) the termination of a Multi-employer Plan under Section 4041A of ERISA; (I) the commencement of proceedings by the PBGC to terminate a Pension Plan under 4042 of ERISA; (J) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; or (K) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Event of Default” has the meaning assigned to such term in Subsection 6.1.

“Excluded Subsidiary” means (a) Shenandoah Telephone Company; (b) Shentel Converged Services, Inc.; (c) Shentel Communications, until such time as Shentel Communications has executed and delivered a Joinder Agreement pursuant to the terms of Subsection 2.15; (d) any Foreign Subsidiary that is not a direct Subsidiary of a Loan Party, any Foreign Subsidiary Holding Company that is not a direct Subsidiary of a Loan Party, and any Subsidiary that is a  Subsidiary of a Foreign Subsidiary; and (e) any other Subsidiary with respect to which Administrative Agent, in its sole discretion, in consultation with Borrower, determines the burden, cost or other tax or regulatory consequences of such Subsidiary becoming a Guarantor shall be excessive in view of the benefits obtained by Lenders therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (A) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (B) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Loan Commitment (other than pursuant to an assignment request by Borrower under Subsection 1.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Subsection 1.13, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (C) Taxes attributable to such Recipient’s failure to comply with Subsection 1.13(F) and (D) any U.S. federal withholding Taxes imposed under FATCA.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Facility” or “Facilities” means one or more of the Revolver Facility and the Term Loan Facilities.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

“FATCA” means Subsections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC.

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.

“FDPA” has the meaning assigned to such term in Subsection 2.2.

“Fixed Interest Rate” has the meaning assigned to such term in Subsection 1.2(A)(ii).

“Fixed Term Loan” means the existing Loan incorporated into this Agreement pursuant to Subsection 1.1(B)(ii) in an outstanding principal amount as of the date hereof of $2,780,781.07.

“Fixed Term Loan Facility” has the meaning assigned to such term in the Recitals.

“Fixed Term Loan Maturity Date” means the earlier of (A) the acceleration of the Obligations pursuant to Subsection 6.3 or (B) August 20, 2013.

“Fixed Term Loan Note” or “Fixed Term Loan Notes” means one or more of the notes of Borrower substantially in the form of Exhibit 10.1(D), or any combination thereof, and any replacements, restatements, renewals or extensions of any such notes, in whole or in part.

“Fixed Term Loan Termination Date” has the meaning assigned to such term in Subsection 1.2(A)(ii).

“Foreign Lender” means (A) if Borrower is a U.S. Person, a Lender that is not a U.S. Person and (B) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is a resident for tax purposes.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Foreign Subsidiary” means any Subsidiary of Borrower that is a “controlled foreign corporation” under Section 956 of the IRC.

“Foreign Subsidiary Holding Company” means any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for federal income tax purposes and substantially all of the assets of which include the capital stock or other equity interests of one or more Foreign Subsidiaries.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” has the meaning assigned to such term in Subsection 7.2.

“GAAP” means generally accepted accounting principles as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities, including all Licenses.

“Governmental Authority” means the government of the United States of America or any other nation or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity exercising such functions owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including the FCC or any PUC.

“Guaranteed Obligations” has the meaning assigned to such term in Subsection 9.20(A).

“Guarantor(s)” has the meaning assigned to such term in the Preamble.

“Hedge Agreements” means interest rate, currency or cross-currency rate swap agreements, and other similar agreements entered into by Borrower or any other Loan Party in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting Borrower or any other Loan Party against fluctuations in interest rates or currency exchange rates.

“IBBS Agreement” means, collectively, any services agreements between Integrated Broadband Services, LLC, and Borrower or any other Loan Party, in form and substance reasonably acceptable to Administrative Agent.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Incremental Term Loan(s)” has the meaning assigned to such term in Subsection 1.1(C)

“Incremental Term Loan Commitment(s)” has the meaning assigned to such term in Subsection 1.1(C).

“Incremental Term Loan Facility(ies)” has the meaning assigned to such term in Subsection 1.1(C).

“Indebtedness” as applied to any Person, means without duplication:  (A) all indebtedness for borrowed money; (B) that portion of obligations with respect to Capital Leases or other capitalized agreements that is properly classified as a liability on a balance sheet in conformity with GAAP; (C) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (D) any obligation owed for all or any part of the deferred purchase price of property or services, except trade payables arising in the ordinary course of business and outstanding not more than 90 days after such obligation is due; (E) all obligations created or arising under any conditional sale or other title retention agreement; (F) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but only to the extent of the fair value of such property or asset; (G) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements; (H) the net termination obligations of such Person under any Hedge Agreement, calculated as of any date as if such agreement or arrangement were terminated as of such date; (I) the maximum amount of all standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (J) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product; (K) with respect to the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer, the least of (i) such Indebtedness and (ii) such Person’s actual liability for such Indebtedness; (L) obligations with respect to principal under Contingent Obligations with respect to the repayment of money or the deferred purchase price of property, whether or not then due and payable (calculated as the maximum amount of such principal); and (M) obligations under partnership, organizational or other agreements to fund capital contributions or other equity calls with respect to any Person or investment, or to redeem, repurchase or otherwise make payments in respect to capital stock or other equity interest of such Person.

“Indemnified Taxes” means (A) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (B) to the extent not otherwise described in (A), Other Taxes.

“Indemnitees” has the meaning assigned to such term in Subsection 9.1.

“Information” has the meaning assigned to such term in Subsection 9.13.

“Intellectual Property Rights” has the meaning assigned to such term in Subsection 5.9.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Interest Period” shall mean any LIBOR Interest Period or any Quoted Rate Interest Period.

“Investment” means (A) any direct or indirect purchase or other acquisition by any Loan Party or any of their respective Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, any other Person; and (B) any direct or indirect loan, advance, transfer, guarantee, assumption of liability or other obligation or liability, or capital contribution by any Loan Party or any of their respective Subsidiaries to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  Investments which are capital contributions or purchases of capital stock or other equity interest which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with property other than cash, the book value of such property) actually contributed or paid (including cash and non cash consideration and any assumption of Indebtedness) to purchase such equity interest as of the date of such contribution or payment,, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.  Investments which are loans, advances, extensions of credit or guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such guarantees.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 2.12 and delivered by an additional Subsidiary of any Loan Party in accordance with the provisions of Subsection 2.12.

“Lead Arranger” means CoBank in its capacity as Arranger for Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Subsection 8.2.

“Lender” or “Lenders” means the Persons listed on Schedule 1.1 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR” means for each applicable LIBOR Interest Period, a fixed annual rate equal to: (A) the rate of interest determined by Administrative Agent at which deposits in U.S. dollars for the relevant LIBOR Interest Period are offered based on information published by Bloomberg as quoted by the British Bankers Association as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such LIBOR Interest Period, provided, that in the event British Bankers Association ceases to provide such quotations (as determined by Administrative Agent), then Administrative Agent will notify Borrower and Administrative Agent and Borrower will agree upon a substitute basis for obtaining such quotations, divided by (B) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such LIBOR Interest Period for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (including, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect).

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“LIBOR Interest Period” has the meaning assigned to such term in Subsection 1.2(C)(i).

“LIBOR Loans” means Loans (or portions thereof as permitted hereunder) accruing interest at rates determined by reference to the LIBOR.

“LIBOR Margin” means the applicable percent per annum determined in accordance with Subsection 1.2(B).

“Licenses” means any landline telephone, cellular telephone, microwave, personal communications, commercial mobile radio service or other telecommunications or similar license, authorization, registration, certificate, waiver, certificate of compliance, franchise (including cable television franchise), approval, material filing, exemption, order, or permit, whether for the acquisition, construction or operation of any Communications System, or to otherwise provide the services related to any Communications System, granted or issued by the FCC, any applicable PUC or any other Governmental Authority.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

“Loan” or “Loans” means an advance or advances under any of the Facilities.

“Loan Commitment” or “Loan Commitments” means one or more of the Revolver Loan Commitment and any Incremental Term Loan Commitments, if and when applicable, as any such commitment is reduced or increased from time to time as provided in this Agreement, and, in the case of any Incremental Term Loan Commitment, as provided in the amendment or supplement to this Agreement establishing such Incremental Term Loan Facility.

“Loan Documents” means, collectively, this Agreement, the Revolver Notes, the Term Loan Notes, the Security Documents, any guaranty and all other instruments, documents and agreements executed and delivered concurrently herewith or at any time hereafter to or for the benefit of Administrative Agent or Lenders in connection with the Loans and other transactions contemplated by this Agreement, all as amended, modified, supplemented, extended or restated from time to time.

“Loan Party(ies)” has the meaning assigned to such term in the Preamble.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Margin Increase” has the meaning assigned to such term in Subsection 1.1(C)(iv).

“Material Accounts” means (A) all deposit, securities or other investment accounts in the name of the Loan Parties and their respective Subsidiaries (other than Excluded Subsidiaries) at Branch Banking and Trust Company (or such other financial institution with which Borrower maintains its primary banking relationship) and (B) all other deposit accounts in the name of the Loan Parties and their respective Subsidiaries (other than Excluded Subsidiaries) to the extent the average daily or interdaily balance of such accounts for the most recently completed six calendar months exceeds $1,000,000 individually or $2,500,000 in the aggregate.

“Material Acquisition” has the meaning assigned to such term in the definition of “EBITDA” in this Subsection 10.1.

“Material Adverse Effect” means (A) a material adverse effect upon the business, result of operations, properties, assets or financial condition of the Loan Parties or their respective Subsidiaries, taken as a whole, or (B) the impairment of any Liens in favor of Administrative Agent, of the ability of the Loan Parties and their respective Subsidiaries to perform their obligations under the Loan Documents or of Administrative Agent or any Lender to enforce any material provision of any Loan Document or collect any of the Obligations.  In determining whether any individual event could reasonably be expected to have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to have a Material Adverse Effect.

“Material Contracts” means (A) the Sprint Nextel Agreements and (B) any other contract or agreement, written or oral, of any Loan Party or any of its respective Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Material Disposition” has the meaning assigned to such term in the definition of “EBITDA” in this Subsection 10.1.

“Material Leased Property” means any real property leased or licensed by any Loan Party that (A) is not a tower site and (B)(i) is the headquarters or principle place of business of Borrower or (ii) is a headend site, switch site or such other location, in each case with respect to this clause (ii), the loss of which would have a Material Adverse Effect.

“Material Owned Property” means any real property owned by any Loan Party in fee simple with a book value in excess of $5,500,000, that is the headquarters or principle place of business of Borrower, or as to which the loss thereof would have a Material Adverse Effect.

“Maximum Incremental Amount” means, as of the Amendment Date, $100,000,000 and shall be permanently reduced by the principal amount of any Revolver Increase, determined on the date such Revolver Increase is effective, and by the principal amount of any Incremental Term Loan Facility, determined on the initial funding date of such Incremental Term Loan.

“Multi-employer Plan” means a Multi-employer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate makes, is making, made, or was at any time during the current year or the immediately preceding six (6) years obligated to make contributions.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Negative Pledge Agreement” means a negative pledge agreement, executed in favor of Administrative Agent, for the benefit of itself and the other Secured Parties, in form and content approved by Administrative Agent, pursuant to which the executing party agrees not to grant a Lien with respect to any of its property, real and personal, except to the extent such Lien constitutes a Permitted Encumbrance, as such agreement may be amended, modified, supplemented, extended and restated from time to time.

“Net Proceeds” means cash proceeds received by any Loan Party or any Subsidiary of any Loan Party from any Asset Disposition, debt or equity issuance (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (A) the reasonable costs of such sale, lease, transfer, issuance or other disposition (including taxes attributable to such sale, lease, transfer or issuance), (B) amounts applied to repayment of permitted Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed , and (C) for Subsidiaries not wholly-owned by a Loan Party, the percentage equal to the ownership interests of Persons other than such Loan Party (by way of example, if a Loan Party owns a Subsidiary 95%, who in turn owns another Subsidiary 80%, and an Asset Disposition occurs at the other Subsidiary, only 76% (95% of 80%) of the proceeds thereof that would otherwise have constituted Net Proceeds will constitute Net Proceeds).

“NCTC Agreement” means that certain Membership Agreement, dated as of June 21, 2000, by and between National Cable Television Cooperative, Inc. and Shenandoah Cable Television, LLC.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of the affected Lenders in accordance wit the terms of Subsection 9.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Funding Lender” has the meaning assigned to such term in Subsection 8.5(A).

“Non Pro Rata Loan” has the meaning assigned to such term in Subsection 8.5(A).

“Note” or “Notes” means one or more of the Revolver Notes, the Term Loan Notes and any notes evidencing any Incremental Term Loan Facility as provided in the amendment or supplement to this Agreement establishing such Incremental Term Loan Facility.

“Notice of Borrowing/Conversion/Continuation” has the meaning assigned to such term in Subsection 1.3.

“Obligations” means all obligations, liabilities and Indebtedness of every nature of Borrower and all other Loan Parties under the Loan Documents from time to time owed to Administrative Agent, any Lender or any Indemnitee, including, the principal amount of all debts, claims and Indebtedness, accrued and unpaid interest and all indemnities, fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now or from time to time hereafter owing, due or payable, or any combination thereof, whether before or after the filing of a proceeding under the Bankruptcy Code or any Other Debtor Relief Law (whether or not allowed in such proceeding) by or against any Loan Party or any of its respective Subsidiaries.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Obligee Guarantor” has the meaning assigned to such term in Subsection 9.20(H).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debtor Relief Laws” means all laws, statutes or regulations other than the Bankruptcy Code relating to dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief from time to time in effect affecting the rights of creditors generally.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Subsection 1.12).

 “Participant” has the meaning assigned to such term in Subsection 8.1(D).

“Participant Register” has the meaning specified in Subsection 8.1(D).

“Patriot Act” has the meaning assigned to such term in Subsection 9.19.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party or an ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions or, in the case of a Multi-employer Plan, has made contributions at any time during the current year or the immediately preceding six (6) plan years.

“Perfection and Diligence Certificate” means a perfection and diligence certificate, dated as of the Amendment Date, executed by the Loan Parties in favor of Administrative Agent, for the benefit of itself and the other Secured Parties, in form and content approved by Administrative Agent, as such certificate may be amended, modified, supplemented, extended and restated from time to time.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Permitted Encumbrances” means the following:

(A)           Liens for taxes, assessments or other governmental charges not yet due and payable or Liens for taxes, assessments or other governmental charges due and payable if the same are being diligently contested in good faith and by appropriate proceedings and then only if and to the extent that adequate reserves therefor are maintained on the books of the Loan Parties and their respective Subsidiaries, as applicable, in accordance with GAAP;

(B)           statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than 60 days delinquent or which are being diligently contested in good faith; provided that a reserve or other appropriate provision shall have been made therefor;

(C)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (other than any Lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder), or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) in the amount and to the extent permitted by Subsection 3.4;

(D)           deposits, in an aggregate amount not to exceed $100,000, made in the ordinary course of business to secure liability to insurance carriers;

(E)           any attachment or judgment Lien which, individually or when aggregated, does not constitute an Event of Default under Subsection 6.1(I) (whether individually or when aggregated with other such Liens);

(F)           easements, rights of way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any of their respective Subsidiaries or materially adversely affecting the value of any Collateral;

(G)           Liens in favor of Administrative Agent, for the benefit of itself and Lenders;

(H)           Liens in favor of CoBank as set forth in Subsection 2.7;

(I)           Liens securing purchase money security agreements and Capital Leases permitted under Subsection 3.1(G), provided that such Liens do not encumber any property other than the items purchased with the proceeds of such Indebtedness or leased pursuant to such Indebtedness (and the proceeds of such property), such Liens do not secure any amounts other than amounts necessary to purchase or lease such items; and

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

(J)            Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off)

“Permitted Investments” means any Investment (or commitment to make any Investment including an earnest money deposit prior to consummation of such Investment), including by means of an Acquisition, by a Loan Party in another Person, provided that:

(A)           such Investment and all transactions related thereto shall be consummated in accordance with Applicable Law in all material respects;

(B)           after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing;

(C)           the Investment is related to the telecommunications industry;

(D)           the consideration (including in the calculation thereof the amount of any assumed Indebtedness and the amount of any extensions of Indebtedness by a Loan Party pursuant to clause (F) of this definition) paid for Permitted Investments shall not exceed $50,000,000 for any single Permitted Investment or $100,000,000 in the aggregate for all Permitted Investments during the term hereof;

(E)           Borrower shall be in compliance on a Pro forma Basis after giving effect to such Permitted Investments (including any assumed Indebtedness) with the covenants set forth in Subsections 4.1 through 4.3 for the most recently ended test period under such Subsections as if such Permitted Investment had occurred on the first day of such test period; and

(F)           if such Investment constitutes the extension of Indebtedness by a Loan Party to any Person who is not a Loan Party, such Investment is evidenced by a written promissory note in form and substance reasonably acceptable to Administrative Agent, and such promissory note is collaterally assigned and delivered to Administrative Agent, provided, however, that such collateral assignment and delivery shall only be required if the aggregate amount of all such unassigned and undelivered promissory notes together with the other instruments described in Section 4.5 of the Pledge and Security Agreement exceeds $1,500,000 in the aggregate at any one time.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party or any of their ERISA Affiliates sponsor or maintain or to which any Loan Party or any of their ERISA Affiliates make, is making, or is obligated to make contributions and includes any Pension Plan.

“Platform” has the meaning assigned to such term in Subsection 9.3(C).

“Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of even date herewith, executed by the Loan Parties in favor of Administrative Agent, for the benefit of itself and the other Secured Parties, in form and content approved by Administrative Agent, pursuant to which Loan Parties have pledged, as security for the Secured Obligations, on a first priority basis, substantially all personal property of the Loan Parties including, stock in their respective Subsidiaries, that they now own or may hereafter acquire, as such agreement may be amended, modified, supplemented, extended and restated from time to time.

“Prime Rate” means a variable rate of interest per annum equal, on any day, to the rate of interest published on such day in the Eastern Edition of The Wall Street Journal as the average prime lending rate for 70% of the United States’ 10 largest commercial banks, or if the Eastern Edition of The Wall Street Journal or such rate is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to Administrative Agent in its sole discretion.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to Borrower or any other Loan Party.

“Pro forma Basis” means, for purposes of calculating compliance with any test or financial covenant under this Agreement for any period, that the applicable Permitted Investment or Asset Disposition (and all other Permitted Investments or Asset Dispositions that have been consummated during the applicable period), or the applicable Material Acquisition or Material Disposition, and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Permitted Investment, Asset Disposition, Material Acquisition or Material Disposition, (i) in the case of an Asset Disposition or Material Disposition shall be excluded, and (ii) in the case of a Permitted Investment or a Material Acquisition, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments are consistent with the definition of EBITDA and give effect to events (including operating expense reductions) that are (x) attributable to such transaction, (y) expected to have a continuing impact on Borrower and its Subsidiaries and (z) factually supportable in a manner reasonably satisfactory to Administrative Agent (provided, further, that pro forma effect shall only be given to operating expense reductions or similar anticipated benefits from any Permitted Investment, Asset Disposition, Material Acquisition or Material Disposition to the extent that such adjustments and the bases therefor are set forth in reasonable detail in a certificate of the chief financial officer of Borrower delivered to Administrative Agent and dated the relevant date of determination and which certifies that all necessary steps for the realization thereof have been taken or Borrower reasonably anticipates that all necessary steps for the realization thereof will be taken within one (1) year following such date of determination).

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Pro Rata Share” means (A) with respect to matters relating to a particular Loan Commitment, the percentage obtained by dividing (i) the commitment of a Lender under such Loan Commitment by (ii)  such Loan Commitment and (B) with respect to all other matters, the percentage obtained by dividing (i) the Total Lender Loan Commitments of Lender by (ii) the aggregate Total Lender Loan Commitments, in either case as such percentage may be adjusted by assignments permitted pursuant to Subsection 8.1; provided, however, if any Loan Commitment is terminated pursuant to the terms hereof, in lieu of commitments, the calculation of clauses (A) and (B) above, as they relate to or include such Loan Commitment, shall be based on the aggregate amount of Lender’s outstanding loans related to such Loan Commitment and the aggregate amount of all outstanding loans related to such Loan Commitment.

“PUC” means any state, provincial or other local public utility commission, local franchising authority or similar regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Communications System (and its related facilities) or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant rules, regulations, and published policies of, and all laws administered by, any PUC asserting jurisdiction over any Loan Party or its Subsidiaries.

“Quoted Rate” has the meaning assigned to such term in Subsection 1.2(A)(iii).

“Quoted Rate Interest Period” has the meaning assigned to such term in Subsection 1.2(A)(iii).

“Quoted Rate Loan” means any Loan accruing interest at the Quoted Rate.

“Recipient” means (A) Administrative Agent and (B) any Lender, as applicable.

“Register” has the meaning assigned to such term in Subsection 8.1(C).

“Related Parties” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Secured Hedge Agreement” means a Secured Hedge Agreement entered into by any Loan Party to hedge the interest rate exposure applicable to any portions of the Loans.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Removal Effective Date” has the meaning assigned to such term in Subsection 8.2(F)(ii).

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30 day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requisite Lenders” means, to the extent more than one (1) Lender holds any Loan Commitment or Loan, two (2) or more Lenders (including Voting Participants) who are not Defaulting Lenders (or Voting Participants of a Defaulting Lender) and who have in the aggregate Pro Rata Shares greater than 50% (calculated without giving effect to any Loans or Loan Commitments held or deemed to be held by a Defaulting Lender or a Voting Participant of a Defaulting Lender).

“Resignation Effective Date” has the meaning assigned to such term in Subsection 8.2(F)(i).

“Restricted Junior Payment” means:  (A) any dividend or other distribution, direct or indirect, on account of any capital stock or other equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and any shares of any class of stock or other equity interest of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding; (B) any redemption, repurchase, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any capital stock or other equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and any shares of any class of stock or other equity interest of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding; (C) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subject to subordination provisions for the benefit of Administrative Agent and Lenders; and (D) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and shares of any class of stock of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding.

“Revolver Commitment Fee” has the meaning assigned to such term in Subsection 1.4(A).

“Revolver Expiration Date” means the earliest of (A) the acceleration of the Obligations pursuant to Subsection 6.3, (B) the permanent reduction (whether voluntary or mandatory and whether by means of one or a series of reductions) of the full amount of the Revolver Loan Commitment, or (C) September 30, 2019.

“Revolver Facility” means the revolver loan facility extended to Borrower pursuant to Subsection 1.1(A).

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Revolver Increase” means an increase of up to the Maximum Incremental Amount in the Revolver Loan Commitment; provided that, (i) Revolver Lenders constituting Requisite Lenders with respect to the Revolver Facility consent to such increase; (ii) Borrower gives Administrative Agent at least ten (10) days prior notice; (iii) no Default or Event of Default shall have occurred and be continuing or result after giving effect to such increase in the Revolver Loan Commitment; (iv) the original issue discount or the upfront fees applicable to any Revolver Increase shall not be more than 1.0%; and (v) Borrower shall be in compliance, on a Pro forma Basis after giving effect to such increase in the Revolver Loan Commitment, with all covenants set forth in this Agreement, including the financial covenants set forth in Subsections 4.1, 4.2 and 4.3, and such compliance shall be evidenced by a Compliance Certificate delivered to Administrative Agent in form and substance reasonably acceptable to Administrative Agent.

“Revolver Lender” means any Lender that has a portion of the Revolver Loan Commitment in accordance with the terms hereof.

“Revolver Loan Commitment” means, when used as to each Revolver Lender, its obligation to make Revolver Loans to Borrower pursuant to Subsection 1.1(A) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 (except as such amount may be increased pursuant to Subsection 1.1(A) or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and, otherwise, the aggregate of such commitments of all Revolver Lenders.  The Revolver Loan Commitment of all Revolver Lenders as of the Amendment Date is $50,000,000.

“Revolver Loans” means an advance or advances under the Revolver Loan Commitment.

“Revolver Note” or “Revolver Notes” means one or more of the Notes of Borrower substantially in the form of Exhibit 10.1(B), or any combination thereof, and any replacements, reinstatements, renewals or extension of any such notes, in whole or in part.

“RUS” means the United States Department of Agriculture (including the Rural Utilities Service or Rural Development Utility Program) or other department or agency of the United Stated of America succeeding to it powers.

“SEC” has the meaning assigned to such term in Subsection 4.6(A).

“Secured Hedge Agreement” means any Hedge Agreement between Borrower or any other Loan Party and any Lender or Affiliate of any Lender.

“Secured Obligation” means (i) the Obligations and (ii) all obligations of Borrower or any other Loan Party under any Secured Hedge Agreement.

“Secured Party” means Administrative Agent, any Lender, any Affiliate of a Lender that is a party to a Secured Hedge Agreement that executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Affiliate appoints Administrative Agent as its agent under the applicable Security Documents, and any Indemnitee.

“Security Agreement Collateral” has the meaning assigned to such term in Subsection 5.14.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Security Documents” means, collectively, all instruments, documents and agreements executed by or on behalf of the Loan Parties to provide collateral security with respect to the Secured Obligations, including, the Pledge and Security Agreement, any Collateral Contract Assignments, any Negative Pledge Agreement, mortgages, account control agreements, and all instruments, documents and agreements executed pursuant to the terms of the foregoing, in such case, as amended, modified, supplemented, extended and restated from time to time.

“Security Interest” means all Liens in favor of Administrative Agent, for the benefit of itself, and the other Secured Parties, created hereunder or under any of the Security Documents to secure the Secured Obligations.

“Shentel Communications” means Shentel Communications, LLC.

“Sprint Nextel Agreements” means the Sprint PCS Management Agreement, dated as of November 5, 1999, by and among Sprint Spectrum, L.P., WirelessCo, L.P., APC PCS, LLC, PhillieCo, L.P., Spring Communications Company L.P. and Shenandoah Personal Communications Company, and all related services, trademark, service mark and other agreements related thereto, as the same haves been and may be further amended, supplemented, modified, extended or replaced from time to time in accordance with the terms thereof and as permitted hereby.

“Sprint Nextel Proceeds” means proceeds received by any Loan Party or any Subsidiary of any Loan Party in connection with a purchase of the Operating Assets (as such term is defined in the Sprint Nextel Agreements) by Sprint PCS (as such term is defined in the Sprint Nextel Agreements), any other subsidiary of Sprint Nextel Corporation or any of their respective successors and assigns.

“Statement” has the meaning assigned to such term in Subsection 4.6(B).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

 “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan A” means the Loan made pursuant to Subsection 1.1(B)(i) in an initial outstanding principal amount of $230,000,000.00.

“Term Loan A Facility” means the term loan credit facility extended to Borrower pursuant to Subsection 1.1(B)(i).

“Term Loan A Lender” means any Lender that has funded a portion of the Term Loan A and/or purchased a portion of the Term Loan A in accordance with the terms hereof in the principal amount set forth opposite such Lender’s Name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

“Term Loan A Maturity Date” means the earlier of (A) the acceleration of the Obligations pursuant to Subsection 6.3 or (B) September 30, 2019.

“Term Loan A Note” or “Term Loan A Notes” means one or more of the notes of Borrower substantially in the form of Exhibit 10.1(C), or any combination thereof, and any replacements, restatements, renewals or extensions of any such notes, in whole or in part.

“Term Loan Facilities” means the Term Loan A Facility, the Fixed Term Loan Facility and, if and when applicable, any Incremental Term Loan Facility.

“Term Loan Maturity Date” means the Term Loan A Maturity Date, when used with reference to the Term Loan A, and the Fixed Term Loan Maturity Date, when used with reference to the Fixed Term Loan, and, if applicable, the maturity date of any Incremental Term Loan Facility, when used with reference to any such Incremental Term Loan.

“Term Loan Notes” means the Term Loan A Notes and the Fixed Term Loan Notes.

“Total Lender Loan Commitment” means the aggregate commitments of any Lender with respect to the Loan Commitments.

“Total Leverage Ratio” means, as of the date of calculation, the ratio derived by dividing (A) Indebtedness (other than the net termination obligations of such Person under any Hedge Agreement, calculated as of any date as if such agreement or arrangement were terminated as of such date and, to the extent related to or supporting such net termination obligations, as described in clauses (K), (L) and (M) of the definition of Indebtedness) by (B) EBITDA.

“U.S. Person” means any Person that is a “United States Person” as defined in Subsection 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Subsection 1.13(F)(iii).

“Voting Participant” has the meaning assigned to such term in Subsection 8.1(D).

“Withholding Agent” means any Loan Party and Administrative Agent.

10.2          Other Definitional Provisions.  References to “Sections,” “Subsections,” “Exhibits” and “Schedules” shall be to Sections, Subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (C) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (D) all references herein to Articles, Section, Subsections, Exhibits and Schedules shall be construed to refer to Articles, Sections and Subsections of, and Exhibits and Schedules to, this Agreement, (E) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and any successor statutes and regulations, and (F) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

[Signatures follow on the next page.]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

SHENANDOAH TELECOMMUNICATIONS COMPANY, as Borrower

By:	/s/ Christopher E. French
Christopher E. French
President

SHENANDOAH CABLE TELEVISION, LLC,
SHENANDOAH PERSONAL COMMUNICATIONS, LLC,
SHENANDOAH MOBILE, LLC,
SHENTEL MANAGEMENT COMPANY,
each as a Guarantor

By:	/s/ Christopher E. French
Christopher E. French
President

[Signatures continued on following page]

Amended and Restated Credit Agreement/Shenandoah Telecommunications Company

[Signatures continued on following page]

COBANK, ACB, as Administrative Agent, Lead Arranger, Bookrunner and a Lender

By:	/s/ Gloria Hancock
Gloria Hancock
Vice President